Exhibit (b)(1)

EXECUTION VERSION

UBS AG, STAMFORD BRANCH	JPMORGAN CHASE BANK, N.A.
677 Washington Boulevard	J.P. MORGAN SECURITIES LLC
Stamford, Connecticut 06901	383 Madison Avenue
New York, New York 10179
UBS SECURITIES LLC
299 Park Avenue
New York, New York 10171

JEFFERIES FINANCE LLC	KEYBANK NATIONAL ASSOCIATION	MORGAN STANLEY SENIOR
520 Madison Avenue	KBCM BRIDGE LLC	FUNDING, INC.
New York, New York 10022	127 Public Square	1585 Broadway
	Cleveland, Ohio 44114	New York, New York 10036

November 18, 2013

JLL/Delta Patheon Holdings, LP.

c/o JLL Partners, Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attention: Garrett Hall

Project Calculus

Commitment Letter

Ladies and Gentlemen:

You have advised UBS AG, Stamford Branch (“UBS”), UBS Securities LLC (“UBSS”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan”), Jefferies Finance LLC (“Jefferies”), KeyBank National Association (“KeyBank”), KBCM Bridge LLC (“KBCM”) and Morgan Stanley Senior Funding, Inc. (“MSSF” and, together with UBS, UBSS, JPMCB, J.P. Morgan, Jefferies, KeyBank and KBCM, the “Commitment Parties”, “we” or “us”) that JLL/Delta Patheon Holdings, LP., a Cayman Islands exempted limited partnership (the “Calculus Purchaser” or “Calculus Holdings”), intends, through one or more designated affiliates, to consummate the Transactions as described in the Transaction Description attached hereto as Exhibit A. You have further advised us that all of the outstanding equity interests in Calculus Holdings will be owned, directly or indirectly, by JLL Partners, Inc. and certain of its affiliates (collectively, the “Sponsor”), Koninklijke DSM N.V. and certain of its affiliates (collectively, “Delta Parent”) and certain other investors arranged by and/or designated by the Sponsor (which may include members of Patheon’s or Delta’s management (such certain other investors, together with the Sponsor and Delta Parent, the “Equity Investors”)). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Terms attached hereto as Exhibit B (the “Senior Secured Facilities Term Sheet”), the Summary of Terms attached hereto as Exhibit C (the “Bridge Term Sheet” and, collectively with the Senior Secured Facilities Term Sheet, the “Term Sheets”), or the Closing Conditions attached hereto as Exhibit D (such Exhibits A, B, C and D, together with this commitment letter, in each case, as amended, waived, supplemented or otherwise modified in accordance with the terms hereof collectively, the “Commitment Letter”). All references to “dollars” or “$” in the Commitment Letter are references to United States dollars.

1. Commitment.

In connection with the Transactions, UBS, JPMCB, Jefferies, KeyBank, and MSSF (each in such capacity, the “Initial Lenders”) are pleased to each commit (the “Commitment”) to provide on a several but not joint basis (i) 28 1⁄2%, 28 1⁄2%, 14 1⁄3%, 14 1⁄3% and 14 1⁄3%, respectively, of the Initial Term Loan Facility (as defined in Exhibit B), (ii) 28 1⁄2%, 28 1⁄2%, 14 1⁄3%, 14 1⁄3% and 14 1⁄3%, respectively, of the Initial Revolving Facility (as defined in Exhibit B) and (iii) 28 1⁄2%, 28 1⁄2%, 14 1⁄3%, 14 1⁄3% and 14 1⁄3%, respectively, of the Senior Unsecured Bridge Facility (as defined in Exhibit C), in each case upon the terms set forth in the Commitment Letter and subject only to the satisfaction of the conditions in Exhibit D (the “Initial Funding Conditions”).

2. Titles and Roles.

It is agreed that (a) each of UBS, J.P. Morgan, Jefferies, KeyBank and MSSF will act as a lead arranger (each a “Bank Lead Arranger” and collectively the “Bank Lead Arrangers”) for the Initial Senior Secured Facilities, (b) each of UBSS, J.P. Morgan, Jefferies, KBCM and MSSF will act as a book running manager (each a “Bank Bookrunner”) for the Initial Senior Secured Facilities, (c) UBS will act as the administrative agent and collateral agent (in such capacities, the “Bank Administrative Agent”), and the letter of credit issuing lender (in such capacity, the “Issuing Lender”) for the Initial Senior Secured Facilities, (d) JPMCB will act as the syndication agent (the “Syndication Agent”) for the Initial Senior Secured Facilities, (e) Jefferies, KeyBank and MSSF will act as the co-documentation agents (the “Co-Documentation Agents”) for the Initial Senior Secured Facilities, (f) each of J.P. Morgan, UBSS, Jefferies, KBCM and MSSF will act as a lead arranger for the Senior Unsecured Bridge Facility (each a “Bridge Lead Arranger” and collectively with the Bank Lead Arrangers, the “Lead Arrangers”), (g) each of J.P. Morgan, UBSS, Jefferies, KBCM and MSSF will act as a book running manager for the Senior Unsecured Bridge Facility (each a “Bridge Bookrunner” and, collectively with the Bank Bookrunners the “Bookrunners”) and (h) JPMCB will act as administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Senior Unsecured Bridge Facility. Each of the foregoing shall perform the duties and exercise the authority conventionally understood to be associated with such roles. It is further agreed that (i) UBS will have “left” placement on any marketing materials used in connection with the Initial Senior Secured Facilities and (ii) J.P. Morgan will have “left” placement on any marketing materials used in connection with the Senior Unsecured Bridge Facility and, in each case, shall perform the duties and exercise the authority conventionally understood to be associated with such name placement. Except as set forth below, you agree that no other agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Commitment Letter and the Fee Letter (as defined below) will be paid to any other Lender (as defined below), by you or any of your affiliates in respect of the Debt Facilities, in order to obtain such Lender’s commitment to provide the Debt Facilities, unless you and we shall so agree; provided, that you may, on or prior to the date which is 15 business days after the date of your acceptance of the Commitment Letter, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Initial Lender”) for the Debt Facilities, and award such Additional Initial Lenders titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Initial Lenders, then, upon the execution by such Additional Initial Lender (or any relevant affiliate) of customary joinder documentation, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders in respect of the Debt Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such Additional Initial Lender (or their relevant affiliates) in respect of each of the Debt Facilities, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of the Debt Facilities at such time on a pro rata basis according to the respective amounts of their commitments, and, thereafter, each such Additional Initial Lender (and any relevant affiliate) shall constitute a “Commitment Party” and “Lead Arranger” hereunder and under the Fee Letter and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder and under the Fee Letter); provided, further, that (i) each Additional Initial Lender (or its relevant affiliates) shall provide commitments ratably across the Debt Facilities in a manner consistent with those provided by the Initial Lenders, (ii) the fees payable to such Additional Initial Lender (or any relevant affiliate thereof) in respect of such commitment shall be proportionate to the commitment of such Additional Initial Lender (or any relevant affiliate thereof) in respect of such applicable Debt Facilities or on such other basis as you and the Lead Arrangers may agree and (iii) in no event shall the Lead Arrangers party to the Commitment Letter as of the date hereof be entitled to less than 90.0% of the aggregate economics of the Debt Facilities.

3. Syndication.

Subject to the limitations set forth herein, the Commitment Parties reserve the right, commencing promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter defined below, to syndicate all or a portion of the Commitment or the Initial Lenders’ loans or commitments under the Debt Facilities to one or more banks, financial institutions and other institutional lenders, investors and funds identified by the Commitment Parties in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed); provided, that (a) we agree not to syndicate the Commitment or the loans or commitments under the Debt Facilities or any portion thereof, (i) to certain banks, financial institutions and other institutional lenders, investors and funds that have been specified in writing to the Commitment Parties by you at any time prior to the date of delivery hereof (or, if after such date, that are reasonably acceptable to the Commitment Parties), (ii) to competitors of Patheon,

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Delta or Parent Borrower identified in writing from time to time or (iii) to institutions primarily engaged as principals in private equity or venture capital (other than affiliated debt funds) (such persons referred to in clauses (i) through (iii), collectively, (including their reasonably known affiliates or other affiliates designated in writing by you or otherwise reasonably identifiable as affiliates solely on the basis of their name (other than, in the case of clause (iii), affiliated debt funds)), the “Disqualified Institutions” and institutions that are not a Disqualified Institution, collectively, the “Qualified Institutions”) and that no Disqualified Institution may become a Lender (unless consented to by you in writing) and (b) notwithstanding the Commitment Parties’ right to syndicate the Commitment of the Initial Lenders and to receive commitments with respect thereto, (i) the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including their obligations to fund the Debt Facilities on the Closing Date (as defined in Exhibit A)) in connection with any syndication, assignment or participation of the Debt Facilities, including the Commitment in respect thereof, until after the initial funding of the Debt Facilities on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of the Commitment of the Initial Lenders until the initial funding of the Debt Facilities on the Closing Date and (iii) unless you agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to the Commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. The syndication of all or a portion of the Commitment of the Initial Lenders or the loans or commitments under the Debt Facilities, as the case may be, is hereinafter referred to as the “Syndication”.

The Commitment Parties will manage, in consultation with you, all aspects of the Syndication, including selection of institutions and other entities (subject to your consent rights set forth in the preceding paragraph and excluding Disqualified Institutions), when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the Initial Term Loans and Bridge Loans among Lenders (as defined in Exhibit C) and the amount and distribution of fees among Lenders.

The Commitment Parties may, and intend to, commence the Syndication promptly upon the execution of the Commitment Letter and the Fee Letter. Until the earlier of (a) a Successful Syndication (as defined in the Fee Letter) and (b) 60 days after the Closing Date, such period being referred to as the “Primary Syndication”, you agree to, in each case, use commercially reasonable efforts to (and to use commercially reasonable efforts to the extent practical and appropriate to cause Patheon and Delta Parent to) provide the following assistance in connection with the Syndication (i) ensuring that the syndication efforts benefit from your and your affiliates’ existing lending and investment banking relationships, (ii) providing direct contact between your senior management and certain of your non-legal advisors and senior management of Patheon and Delta, on one hand, and prospective Lenders, on the other hand, in each case, at times mutually agreed upon, (iii) providing assistance in the preparation of the Information Materials (as defined below) (it being understood that the Information Memorandum (as defined below) shall be delivered to the Commitment Parties not later than the date that is 15 days prior to the Closing Date (such 15 day period, the “Syndication Period”); provided that (a) the Syndication Period shall be completed on or prior to December 16, 2013 or shall commence after January 6, 2014 and (b) November 27, 2013 through December 1, 2013 shall not be days for purpose of the “Syndication Period”), (iv) participating in a reasonable number of meetings with prospective Lenders at times and locations reasonably acceptable to you, it being understood that the parties hereto will participate in general meetings with prospective Lenders, (v) obtaining ratings at least 15 days prior to the Closing Date for each of the Initial Term Loan Facility and the Senior Notes (other than the Initial Revolving Facility) from each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), and a public corporate family rating and a public corporate credit rating in respect of Parent Borrower (as defined in Exhibit B) after giving effect to the Transactions from each of Moody’s and S&P and (vi) ensuring that during the Primary Syndication there will not be any competing issuances, incurrences, offerings or placements of bank credit financing or debt securities (other than the Debt Facilities, the Senior Notes or any “demand” securities issued pursuant to the Fee Letter, the issuance of the Holdings PIK Note to the Delta Parent or indebtedness permitted by clause (g) of Exhibit A, including for the avoidance of doubt any incurrence of indebtedness under the Existing Credit Agreement) by or on behalf of you, Parent Borrower, Patheon or any of your or their respective subsidiaries being announced, offered, placed or arranged that could reasonably be expected to materially impair the Syndication. Additionally, you agree to use commercially reasonable efforts to (and to use commercially reasonable efforts to the extent practical and appropriate to cause Patheon and Delta Parent to) provide assistance in the preparation of the customary offering and marketing material and presentations including a customary confidential information memorandum relating to the Senior Unsecured Bridge Facility. Notwithstanding anything to the contrary contained in the Commitment Letter or the Fee Letter, none of (A) your obligations to assist in syndication efforts as provided herein (including the obtaining ratings referenced above), (B) the commencement of the Syndication or (C) a Successful Syndication, shall constitute a condition to the initial funding or availability of the Debt Facilities.

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You acknowledge that (a) the Commitment Parties may, and intend to, make available Information (as defined below), Projections (as defined below) and other customary offering and marketing material and presentations including a customary confidential information memorandum relating to the Initial Senior Secured Facilities (the “Information Memorandum”) to be used in connection with the Syndication (the Information, the Projections, other customary offering and marketing material and presentations and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to Qualified Institutions by posting the Information Materials on Intralinks, SyndTrak Online or by similar electronic means and (b) certain of the Qualified Institutions may wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, Patheon or Delta or any of your or their respective subsidiaries or securities for purposes of United States federal or state securities laws or (iii) constitutes information that would be made publicly available if you, Patheon or Delta are, or were to become, public reporting companies (any information other than the foregoing, collectively, “MNPI”) with respect to you, Patheon, Delta or any of your or their respective securities (each, a “Public Sider” and each Qualified Institution that is not a Public Sider, a “Private Sider”). It is understood and agreed that you shall be under no obligation to disclose to Public Siders any information relating to Patheon that has not, at the time of disclosure, also previously been disclosed to Public Siders in connection with Patheon’s obligations under the Existing Credit Agreement.

At the reasonable request of the Commitment Parties, you agree to assist us (and use commercially reasonable efforts to the extent practical and appropriate to cause Patheon and Delta to assist) in preparing an additional version of the Information Memorandum to be used in connection with the Primary Syndication that does not include MNPI. It is understood that in connection with your assistance described above, authorization letters in a form substantially similar to authorization letters delivered by companies sponsored by the Sponsor and reasonably acceptable to the Administrative Agent, will be included in any Information Memorandum that authorize the distribution of the Information Memorandum to prospective Lenders, containing a representation to the Lead Arrangers that public- side version does not contain MNPI (and, in each case, a “10b- 5” representation consistent with Section 4 below), which Information Memorandum shall exculpate you, the Sponsor, Delta Parent, Patheon, Delta, and your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the Information Memorandum and any related marketing material by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and Public Siders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Commitment Parties in writing (including by email) prior to their distribution that such materials should only be distributed to Private Siders (provided, that such materials have been provided to you and your counsel for review in a reasonable period of time prior thereto): (a) drafts and final definitive documentation with respect to (i) the Initial Senior Secured Facilities, such final definitive documentation being referred to as the “Senior Secured Facilities Documentation” and (ii) the Senior Unsecured Bridge Facility, such definitive documentation being referred to as the “Senior Unsecured Bridge Facility Documentation”, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) term sheets and notification of changes to the terms and conditions of the Initial Senior Secured Facilities or Senior Unsecured Bridge Facility. If you advise us in writing (including by email) prior to dissemination that any of the foregoing items should be distributed only to Private Siders, then we will not distribute such materials to Public Siders without your written consent.

4. Information.

You hereby represent and warrant that (and, with respect to the Information and the Projections relating to Patheon and Delta, to your knowledge) (a) all written information (such written information, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or any of your representatives on your behalf in connection with the Transactions, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the projections, budgets, estimates and forecasts and other forward-looking information

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(collectively, the “Projections”) that have been or will be made available to us by you in connection with the Transactions have been or will be prepared in good faith based upon assumptions that are believed by you at the time furnished to us to be reasonable, it being understood and acknowledged that the Projections are as to future events and are not to be viewed as facts, and the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances can be given that the Projections will be realized and that actual results during the period or periods covered by the Projections may differ significantly from the actual results and such differences may be material. You agree that if at any time prior to the later of the Closing Date and the end of the Primary Syndication you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any respect if the Information were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to supplement the Information, so that such representations and warranties are correct under those circumstances (it being understood that such supplementation shall cure any breach of such representations). In arranging and syndicating the Debt Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the Commitment of the Initial Lenders and the agreements of the Commitment Parties to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Debt Facilities (the “Fee Letter”) if, and to the extent, payable.

6. Conditions.

The obligations of the Initial Lenders hereunder to fund the Debt Facilities on the Closing Date and the agreements of the Commitment Parties to perform the services described herein are subject solely to the Initial Funding Conditions, it being understood and agreed that there are no other conditions (implied or otherwise) to the Commitment and upon satisfaction (or waiver by the Initial Lenders) of the Initial Funding Conditions the initial funding of the Debt Facilities shall occur.

Notwithstanding anything in the Commitment Letter, the Fee Letter, the Senior Secured Facilities Documentation, the Senior Unsecured Bridge Facility Documentation or any other agreement or undertaking to the contrary, (a) the only representations the accuracy of which shall be a condition to the initial funding of the Debt Facilities on the Closing Date shall be (i) the representations made (A) by Delta Parent or with respect to Delta in the Delta Contribution Agreement (as defined in Exhibit A), in each case that are material to the interests of Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Delta Contribution Agreement or decline to consummate the Delta Acquisition (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in the Delta Contribution Agreement (to such extent, the “Delta Specified Acquisition Agreement Representations”) and (B) by or with respect to Patheon in the Patheon Arrangement Agreement (as defined in Exhibit A), in each case that are material to the interests of Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Patheon Arrangement Agreement or decline to consummate the Patheon Acquisition (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in the Patheon Arrangement Agreement (to such extent, the “Patheon Specified Acquisition Agreement Representations” and, together with the Delta Specified Acquisition Agreement Representations, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect” (or an equivalent term), for purposes of the making of such Specified Representations as of the Closing Date (or a date prior thereto), the definition of “material adverse effect” (or an equivalent term), shall be qualified by the same exceptions and qualifications that apply to the applicable definition of “Closing Date Material Adverse Effect” set forth in Exhibit D) and (b) the terms of the Facilities Documentation shall be consistent with the Documentation Principles and shall be in form such that they do not impair the availability of the Debt Facilities on the Closing Date if the Initial Funding Conditions are satisfied (provided, that to the extent any security interest in any Collateral (as defined in Exhibit B) (including the creation or perfection of any security interest) is not or cannot reasonably be created or perfected on the Closing Date (other than (x) the pledge of certificated capital stock (to the extent required to be pledged in accordance with Exhibit B) of (1) Parent Borrower’s wholly-owned material U.S. subsidiaries, (2) Delta and the wholly-owned material U.S. subsidiaries of Delta and (3) Patheon and the wholly-owned material U.S. and Canadian subsidiaries of Patheon, in each

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case other than those stock certificates in possession of any Initial Lender or any of its affiliates or any existing lender to Delta or Patheon, as applicable and (y) the grant and perfection of security interests in other assets required to be pledged pursuant to which a lien may be perfected upon closing solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or the Personal Property Security Act (“PPSA”), as applicable (the Collateral referred to in clauses (x) and (y), the “Closing Date Collateral”)) after your use of commercially reasonable efforts to do so, or without undue burden or expense, then the creation or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to the availability of the Debt Facilities on the Closing Date, but instead shall be created or perfected, as applicable, within 90 days after the Closing Date or such later date as the Administrative Agent may agree in its sole discretion, pursuant to reasonably satisfactory arrangements to be mutually agreed upon). Notwithstanding the foregoing, the satisfaction of the requirements described in the foregoing clause (x) shall not be defeated to the extent you fail to deliver on the Closing Date, after your use of commercially reasonable efforts to do so, one or more stock certificates of (1) Parent Borrower’s subsidiaries, (2) Delta or Delta’s subsidiaries to the extent failure by Delta Parent (or its affiliates) to deliver such certificated capital stock to you (or your affiliates) does not provide you (or your applicable affiliate) the right to terminate your (or its) obligations under the Delta Contribution Agreement or decline to consummate the Delta Acquisition or (3) Patheon or Patheon’s subsidiaries to the extent failure by Patheon (or its affiliates) to deliver such certificated capital stock to you (or your affiliates) does not provide you (or your applicable affiliate) the right to terminate your (or its) obligations under the Patheon Arrangement Agreement or decline to consummate the Patheon Acquisition (in each case pursuant to the terms thereof) (which in any event shall be delivered no later than 30 days (or such longer period as the Administrative Agent may agree) after the Closing Date). For purposes hereof, “Specified Representations” mean the representations and warranties of the Borrowers and the Guarantors set forth in the Senior Secured Facilities Documentation and Senior Unsecured Bridge Facility Documentation relating to corporate existence of the Borrowers and the Guarantors referenced in the Term Sheet on the date hereof, organizational power and authority, due authorization, execution, delivery and enforceability of the Senior Secured Facilities Documentation and Senior Unsecured Bridge Facility Documentation, as applicable, with respect to the Borrowers and the Guarantors referenced in the Term Sheet on the date hereof, in each case, relating to the entering into and performance of the Senior Secured Facilities Documentation and Senior Unsecured Bridge Facility Documentation, as applicable, on the Closing Date; creation, validity and perfection of security interests (subject to customary permitted liens) granted in the Closing Date Collateral (subject in all respects to the limitations set forth in this paragraph); no conflict of the Senior Secured Facilities Documentation or Senior Unsecured Bridge Facility Documentation with charter documents and applicable laws, in each case relating to the entering into of the Senior Secured Facilities Documentation and Senior Unsecured Facilities Documentation on the Closing Date; the Investment Company Act; Federal Reserve margin regulations; Solvency of Parent Borrower and its restricted subsidiaries on a consolidated basis (after giving effect to the Transactions) as evidenced by a certificate in substantially the form attached hereto as Annex I to Exhibit D; FCPA; the Patriot Act; and the use of the loan proceeds under the Debt Facilities not violating OFAC. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisitions with the proceeds of the Debt Facilities, the Administrative Agent and the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Debt Facilities in a manner consistent with the Acquisition Agreements.

7. Indemnity; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective directors, officers, employees, advisors, agents, controlling persons and successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to the Commitment Letter, the Fee Letter, the Transactions, the Initial Senior Secured Facilities, the Senior Unsecured Bridge Facility or use of proceeds thereof, regardless of whether any such Indemnified Person is a party thereto or whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, Patheon, Delta or any other third person, and to reimburse each such Indemnified Person within thirty days of written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any out-of-pocket legal or other out-of-pocket expenses (excluding, for the avoidance of doubt, costs and expenses of in-house counsel) incurred in connection with investigating or defending any of the foregoing, of one counsel to such Indemnified Persons, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnified Persons, taken as a whole (and if reasonably necessary, of one local counsel in any material relevant jurisdiction); provided, that the foregoing indemnity and reimbursement obligation will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or

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related expenses (A) to the extent they arise from the willful misconduct, bad faith or gross negligence of, or material breach of the Commitment Letter, the Fee Letter, the Senior Secured Facilities Documentation or the Senior Unsecured Bridge Facility Documentation by, such Indemnified Person or any of its affiliates or any of the directors, officers, advisors, employees, agents, representatives, controlling persons or successors of any of the foregoing as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) to the extent they arise out of, or in connection with, any claim, litigation, investigation or proceeding that does not involve an act or omission by you, Patheon, Delta Parent or any of your or their respective affiliates, and that is brought by such Indemnified Person against any other Indemnified Person (other than an Indemnified Person acting in its capacity as agent, arranger or any other similar role in connection with the Debt Facilities) and (b) to the extent the Closing Date occurs, to reimburse the Commitment Parties, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses of the Commitment Parties incurred in connection with the Commitment Letter, the Fee Letter, the Senior Secured Facilities Documentation, the Senior Unsecured Bridge Facility Documentation and Primary Syndication, or in the case of the Commitment Letter and the Fee Letter, the amendment, modification or waiver thereof (including, reasonable due diligence expenses, reasonable syndication expenses, reasonable travel expenses, and reasonable legal fees and expenses of the transaction counsels specified in Exhibit B and Exhibit C hereto for the Commitment Parties, taken as a whole, and if reasonably necessary of one local counsel in any material relevant jurisdiction). You have no obligation to reimburse any Indemnified Person for fees and expenses unless such Indemnified Person agrees to refund and return any and all amounts paid by you to such Indemnified Person to the extent any of the foregoing items in clause (a)(A) or (B) above occurs.

Notwithstanding any other provision of the Commitment Letter or the Fee Letter, (a) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the bad faith, gross negligence or willful misconduct of, or material breach of the Commitment Letter, the Fee Letter, the Senior Secured Facilities Documentation or the Senior Unsecured Bridge Facility Documentation by such Indemnified Person or such Indemnified Person’s affiliates, controlling person or any of its or their respective directors, officers, advisors, employees, representatives or agents as determined in a final non-appealable judgment by a court of competent jurisdiction and (b) none of we, you, the Sponsor, Delta Parent, Patheon, Delta or any Indemnified Person or any of your or their subsidiaries, or any of your or their respective affiliates or the respective directors, officers, advisors, employees, representatives, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including any loss of profits or trading losses) in connection with the Commitment Letter, the Fee Letter, the Transactions, the Debt Facilities or the use of proceeds thereof; provided, that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations with respect to a Proceeding involving a third party unaffiliated with any of us set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any pending or threatened Proceeding effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a judgment against an Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person in the manner and to the extent set forth above.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission as to fault, culpability or a failure to act by or on behalf of any Indemnified Person.

If any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you upon its determination to seek indemnification; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this “Indemnity; Expenses” section.

8. Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services to other parties in respect of which you, Patheon, Delta or your or their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Each of the Commitment Parties agrees that neither it nor any of its affiliates will furnish any confidential information obtained from you, Patheon,

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Delta, Parent Borrower, the Sponsor, Delta Parent or your or their respective officers, directors, employees, attorneys, accountants or other advisors to other persons by virtue of the Transaction, or in connection with the performance by them or their affiliates of any other services for other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or any of their affiliates has any obligation to use in connection with the Transactions, or furnish to you, Patheon, Delta or your or their respective officers, directors, employees, attorneys, accountants or other advisors, confidential information obtained by the Commitment Parties or any of their respective affiliates from other parties.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of Patheon, Delta and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in the Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, Patheon and Delta, your and their respective equity holders or your and their respective affiliates. You acknowledge that (a) no fiduciary, advisory or agency relationship between you, the Commitment Parties or Lenders has been or will be created in respect of the Transactions, irrespective of whether the Commitment Parties, Lenders and/or their respective affiliates have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors, (c) the Commitment Parties, on the one hand, and you, on the other hand, are capable of evaluating and understanding, and we and you understand and accept, the terms, risks and conditions of the Transaction, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) neither you nor we have any obligation with respect to the Transactions except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. In addition, subject to Section 3, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and Parent Borrower, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties under the Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, Patheon, Delta and your or their respective subsidiaries and other companies with which you, Patheon, Delta or your or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, the Commitment Letter and the contents hereof, to any person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) without prior written approval of the Commitment Parties (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Equity Investors, and to your and any of their officers, directors employees, affiliates, members, partners, stockholders, attorneys, accountants, agents, advisors controlling persons, equity holders or potential co-investors (and each of their

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attorneys) on a confidential basis and (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or as otherwise required by applicable law or compulsory legal process or as requested or required by any governmental or regulatory authority or legislative body or committee (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly in advance thereof); provided, that (i) you may disclose the Commitment Letter and the contents hereof to Patheon and Delta and their respective subsidiaries and their respective officers, directors, representatives, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential basis; (ii) you may disclose the Commitment Letter and its contents in any syndication or other marketing materials in connection with the Debt Facilities, the Senior Notes, the Securities or in connection with any public or regulatory filing related to the Transactions; (iii) you may disclose the Term Sheets and the contents thereof, to ratings agencies in connection with obtaining ratings for Parent Borrower and the Debt Facilities; (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Transactions to the extent customary or required in offering or marketing materials for the Debt Facilities, the Senior Notes, the Securities or in any public or regulatory filing relating to the Transactions; (v) to the extent provisions thereof have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to Patheon and Delta and their respective subsidiaries and their respective officers, directors, representatives, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and their respective attorneys) on a confidential basis; and (vi) the Commitment Letter and the Fee Letter may be shared with any prospective Additional Initial Lender. The provisions of this paragraph will expire and be of no further force and effect on the second anniversary of the date hereof.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates in connection with the Transactions solely for the purposes of providing the Commitment and services hereunder and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided, however, that nothing herein shall prevent any Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, each Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent reasonably practicable, in advance, to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having or asserting jurisdiction over such Commitment Party or any of its affiliates (in which case each Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent reasonably practicable, in advance, to the extent not prohibited by law), (c) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing by them to you, Patheon, Delta, Sponsor, Delta Parent or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge (without any duty of inquiry), subject to contractual or fiduciary confidentiality obligations owing to you, Patheon, Delta, Sponsor, Delta Parent or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties without use of any confidential information, (f) to any of the other Commitment Parties and to any of the Commitment Parties’ respective affiliates and to the Commitment Parties’ and their respective affiliates’ officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) solely in connection with the Transactions (provided, that any such affiliates and Representatives are advised of their obligation to treat such information as confidential, and such Commitment Party shall be responsible for its affiliates’ and Representatives’ compliance with this paragraph), (g) to Qualified Institutions who are Lenders, prospective Lenders or participants or prospective participants and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Parent Borrower or any of their subsidiaries, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or otherwise enforcing their rights under this Commitment Letter or any related document, including without limitation any fee letter), (i) to Moody’s and S&P, in connection with obtaining ratings described above, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided, that the disclosure of any such information to any Qualified Institutions which are Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph, or as is otherwise reasonably acceptable to you) in accordance

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with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions on the part of the recipient to receive such information. In the event that the Debt Facilities are funded, the Commitment Parties and their respective affiliates’ obligations under this paragraph shall be superseded by the confidentiality provisions in the Senior Secured Facilities Documentation or the Senior Unsecured Bridge Facility Documentation, as applicable. The provisions of this paragraph will expire and be of no further force and effect on the second anniversary of the date hereof.

10. Assignments; Amendments; Governing Law, Etc.

The Commitment Letter and the Commitment shall not be assignable by any party hereto (other than by us to any of our affiliates in consultation with you (it being understand that any such assignment shall be subject to the restrictions set forth in clause (b) of the first paragraph of Section 3 (above))). The Commitment Letter and the Commitment are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to confer any benefits upon, or create any rights in favor of any person, other than the parties hereto and the Indemnified Persons, to the extent expressly set forth herein, subject to the limitations set forth in the first paragraph of Section 7 (above). The Commitment Letter may not be amended or waived except by an instrument in writing signed by all parties hereto. The Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one agreement. Facsimile transmission or electronic transmission (e.g., “.pdf” or “.tif”) of an executed signature page to the Commitment Letter shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, the Commitment Letter. The Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and any other person as to the subject matter hereof. THE COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, that notwithstanding the preceding sentence and the governing law provisions of the Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the applicable definition of Closing Date Material Adverse Effect (or equivalent term as defined in the either the Delta Contribution Agreement or Patheon Arrangement Agreement) and the determination as to whether an applicable Closing Date Material Adverse Effect has occurred, in each case, for purposes of the condition described in Exhibit D hereto relating to the occurrence of an applicable Closing Date Material Adverse Effect, (b) the interpretation of Article IX of the Delta Contribution Agreement and the interpretation of Article 6 of the Patheon Arrangement Agreement and the determination as to whether the conditions set forth in each such section have been satisfied, (c) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under either Acquisition Agreement and (d) the determination of whether the Acquisitions have been consummated in accordance with the terms of the applicable Acquisition Agreement and claims or disputes arising out of such determination or any aspect of such determination, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Fee Letter in U.S. dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the Commitment Parties could purchase (and remit in New York City) U.S. dollars with such other currency on the business day preceding that on which final judgment is given. Your obligation in respect of any sum due hereunder or under the Fee Letter shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the business day following its receipt of any sum adjudged to be so due in such other currency, the Commitment Parties may, in accordance with normal banking procedures, purchase (and remit in New York City) U.S. dollars with such other currency; if the U.S. dollars so purchased and remitted are less than the sum originally due to the Commitment Parties in U.S. dollars, you agree, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the U.S. dollars so purchased exceed the sum originally due in U.S. dollars, such excess shall be remitted to you.

Each of the parties hereto agrees that (i) the Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Senior Secured Facilities Documentation and Senior Unsecured Bridge Facility Documentation in a manner consistent with the Documentation

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Principles (it being acknowledged that the Commitment provided hereunder is subject to the Initial Funding Conditions) and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

11. Jurisdiction.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof over any suit, action or proceeding arising out of or relating to the Transactions, the Commitment Letter, the Fee Letter or the performance of services hereunder or thereunder, or for recognition or enforcement of any judgment and agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.

12. WAIVER OF JURY TRIAL.

YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THE COMMITMENT LETTER OR THE FEE LETTER, OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13. PATRIOT ACT Notification.

The Commitment Parties notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender may be required to obtain, verify and record information that identifies the Loan Parties (as defined below), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow each of us and each Lender to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

14. Surviving Provisions.

Notwithstanding the termination or expiration of the Commitment Letter or the Initial Lenders’ Commitments hereunder and the Commitment Parties’ agreements to provide the services described herein, the syndication, indemnity, compensation (if applicable), reimbursement (if applicable), absence of fiduciary relationship, confidentiality, governing law, venue, waiver of jury trial and jurisdiction provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered; provided, that (i) your obligations under the Commitment Letter (other than your obligations with respect to (a) any assistance to be provided in connection with the Primary Syndication thereof, (b) absence of fiduciary relationship and (c) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Senior Secured Facilities Documentation or Senior Unsecured Bridge Facility Documentation, as applicable, upon the initial funding thereunder (in each case only to the extent such obligations are included in the provisions of the Senior Secured Facilities Documentation and Senior Unsecured Bridge Facility Documentation) or (ii) if applicable, in the case of your obligations under the Commitment Letter with respect to the Senior Unsecured Bridge Facility (other than your obligations with respect to (a) any assistance to be provided in connection with the Primary Syndication thereof, (b) absence of fiduciary relationship and (c) confidentiality of the Fee Letter and the contents thereof), shall automatically terminate and be superseded by the provisions of the indenture (in each case only to the extent such obligations are included in the provisions of the indenture or other related agreement) to be executed in lieu of any funding of the Senior Unsecured Bridge Facility, and, in the case of each of clauses (i) and (ii), you shall automatically be released from all liability in connection therewith at such time. You may terminate the Commitment Letter or the Initial Lenders’ Commitments hereunder (or a portion thereof) at any time subject to the provisions of the preceding sentence and delivery by you to us of written notice of such termination.

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15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of the Commitment Letter and the Fee Letter by returning to us executed counterparts of the Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on November 22, 2013. This offer will automatically expire, at such time, if we have not received executed counterparts in accordance with the preceding sentence. In the event that the initial funding of the Debt Facilities does not occur on or before the Expiration Date, then the Commitment Letter and the Commitment hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension; provided, that the termination of the Commitment pursuant to this sentence shall not prejudice your or our rights and remedies in respect of any breach of the Commitment Letter. “Expiration Date” means the earliest of (a) April 30, 2014, (b)(i) in the case of the Senior Secured Facilities, the closing of the Acquisitions without the use of the Senior Secured Facilities and (ii) in the case of the Senior Unsecured Bridge Facility, the closing of the Acquisitions without the use of the Senior Unsecured Bridge Facility, (c) the valid termination of the Delta Contribution Agreement in accordance with its terms prior to the closing of the Delta Acquisition or the valid termination of the Patheon Arrangement Agreement in accordance with its terms prior to the closing of the Patheon Acquisition or (d) upon written notice of termination by you to the Commitment Parties.

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We appreciate the opportunity to provide this Commitment and look forward to working with you on successfully completing this transaction.

Sincerely,

UBS AG, STAMFORD BRANCH

By:	/s/ Kevin T. Pluff

	Name:	Kevin T. Pluff
	Title:	Leveraged Capital Markets Executive Director

By:	/s/ Warren Jervey

	Name:	Warren Jervey
	Title:	Executive Director and Counsel Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Kevin T. Pluff

	Name:	Kevin T. Pluff
	Title:	Leveraged Capital Markets Executive Director

By:	/s/ Warren Jervey

	Name:	Warren Jervey
	Title:	Executive Director and Counsel Region Americas Legal

[Signature Page to Commitment Letter]

We appreciate the opportunity to provide this Commitment and look forward to working with you on successfully completing this transaction.

Sincerely,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Vanessa Chiu

	Name:	Vanessa Chiu
	Title:	Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Andreas L. Pierroutsakos

	Name:	Andreas L. Pierroutsakos
	Title:	Executive Director

[Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ E.J. Hess

Name:	E.J. Hess
Title:	Managing Director

[Signature Page to Commitment Letter]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Peter W. Richer

	Name:	Peter W. Richer
	Title:	Managing Director

KBCM BRIDGE LLC

By:	/s/ Amy K. Carlson

	Name:	Amy K. Carlson
	Title:	President

Signature page to Commitment Letter

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Pramod Raju

	Name:	Pramod Raju
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

The provisions of this Commitment Letter with respect to the Senior Secured Facilities and Senior Unsecured Bridge Facility are accepted and agreed to as of the date first written above:

JLL/DELTA PATHEON HOLDINGS, LP.

By:	/s/ Garrett Hall

Name:	Garrett Hall
Title:	Authorized Signatory

Signature page to Commitment Letter

EXHIBIT A

Project Calculus

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is a part and in Exhibits B, C and D thereto.

JLL Partners, Inc. and certain of its controlled investment affiliates (collectively, the “Sponsor”), together with Koninklijke DSM N.V. and certain of its affiliates (collectively, “Delta Parent”), and certain other investors arranged by and/or designated by the Sponsor (which may include members of Patheon’s or Delta’s management) (collectively with the Sponsor and Delta Parent, the “Equity Investors”) intend to (i) acquire, directly or indirectly, Patheon Inc. (“Patheon”) pursuant to the Patheon Arrangement Agreement (as defined below) and the partnership interests of JLL Partners Fund V (Patheon), L.P., a Cayman Islands exempted limited partnership (“Fund V”) and (ii) acquire, directly or indirectly, the entities previously identified to us by you as “Delta” (“Delta”) pursuant to the Delta Contribution Agreement (as defined below).

(a)	On or prior to the Closing Date, one or more of the entities comprising Delta (or affiliates of Delta Parent), collectively, shall have acquired all of the ownership interests in the DPP Shares (as defined in the Delta Contribution Agreement).

(b)	The Equity Investors will make, directly or indirectly, cash, option cancellation, the DPP Shares and rollover equity contributions, in each case, in the form of (i) common equity (including profits interests), or (ii) preferred equity on terms reasonably acceptable to the Commitment Parties (collectively, the “Equity Contribution”) to Calculus Purchaser, in an aggregate amount equal to at least 30% of the sum of (1) the aggregate principal amount of the loans borrowed on the Closing Date under the Initial Term Loan Facility (but excluding any Additional Term Loan Flex Amount), (2) the aggregate principal amount of the loans borrowed on the Closing Date under the Senior Unsecured Bridge Facility (or Senior Notes or Securities (as defined in the Fee Letter), as the case may be) and (3) the Equity Contribution (such percentage, the “Minimum Equity Percentage”).

(c)	The following transactions shall be consummated: (i) pursuant to the contribution agreement (together with all exhibits, schedules and disclosure letters thereto, in each case, as amended, waived, supplemented or otherwise modified, the “Delta Contribution Agreement”) entered into with Delta Parent, Calculus Purchaser will acquire (via contribution or otherwise) Delta (the “Delta Acquisition”) and (ii) (A) pursuant to the arrangement agreement (together with all exhibits, schedules and disclosure letters thereto, in each case, as amended, waived, supplemented or otherwise modified, the “Patheon Arrangement Agreement”, and, together with the Delta Contribution Agreement, the “Acquisition Agreements”) entered into with Patheon, a new indirect wholly-owned subsidiary of Calculus Purchaser will acquire all of the outstanding equity securities of Patheon other than those held directly or indirectly by Sponsor through the consummation of the arrangement as contemplated by the Patheon Arrangement Agreement, and (B) Calculus Purchaser, through one or more wholly owned subsidiaries, will acquire all of the outstanding equity securities of Patheon held directly or indirectly by Sponsor by acquiring all of the limited partnership interests of Fund V from the limited partners thereof (clauses (A) and (B) together, the “Patheon Acquisition” and, together with the Delta Acquisition, the “Acquisitions”).

(d)	Parent Borrower (as defined in Exhibit B) will obtain senior secured credit facilities (the “Initial Senior Secured Facilities”) in an aggregate amount of $1,350.0 million plus, at Calculus Purchaser’s option, any Additional Term Loan Flex Amount (as defined in Exhibit B) (or such lesser amount reasonably determined by the Equity Investors to be necessary to consummate the Acquisitions) comprised of (i) the Initial Term Loan Facility in an aggregate principal amount equal to $1,150.0 million (plus any Additional Term Loan Flex Amount) and (ii) the Initial Revolving Facility in an aggregate amount equal to a $200.0 million.

(e)

Parent Borrower will either (i) issue and sell senior notes (the “Senior Notes”) in an aggregate amount of $500.0 million (or such lesser amount reasonably determined by the Equity Investors to be necessary to consummate the Acquisitions; provided that such amount shall not be reduced below $250.0 million (unless it is reduced to $0)) in a Rule 144A/Regulation S offering or other private placement (the “Senior Notes Offering”) or (ii) if and to the extent Calculus Purchaser does not issue the Senior Notes in such aggregate amount on or prior to the Closing Date, borrow $500.0 million (or such lesser amount reasonably

A-1

determined by the Equity Investors to be necessary to consummate the Acquisitions; provided that such amount shall not be reduced below $250.0 million (unless it is reduced to $0)), less the principal amount of Senior Notes issued pursuant to the immediately preceding clause (i), in loans (the “Bridge Loans”) under a new senior unsecured bridge facility (the “Senior Unsecured Bridge Facility”; the Senior Unsecured Bridge Facility and the Initial Senior Secured Facilities being collectively referred to as the “Debt Facilities”).

(f)	An indirect parent of Parent Borrower will issue to Delta Parent a PIK note in an aggregate principal amount of approximately $200.0 million, which amount may be increased or decreased in the sole discretion of the Equity Investors (the “Holdings PIK Note”).

(g)	All the existing third party indebtedness for borrowed money of Patheon and its subsidiaries and Delta and its subsidiaries (other than (i) certain indebtedness that the Initial Lenders and Calculus Purchaser reasonably agree may remain outstanding after the Closing Date (it being understood that all amounts under Patheon’s amended and restated credit agreement dated as of December 14, 2012 (the “Existing Credit Agreement”) shall be terminated and repaid in full on or prior to the Closing Date), (ii) ordinary course capital leases, purchase money indebtedness, deferred purchase price obligations, equipment financings and other ordinary course working capital facilities and (iii) indebtedness permitted to be incurred prior to the Closing Date and to remain outstanding on the Closing Date under the Acquisition Agreements; provided, that notwithstanding the foregoing letters of credit may remain outstanding to the extent backstopped or cash collateralized) will be refinanced or repaid (the “Refinancing”).

(h)	The proceeds of the Initial Senior Secured Facilities (to the extent borrowed on the Closing Date), the Senior Unsecured Bridge Facility (or Senior Notes or Securities, as the case may be), the Holdings PIK Note and the Equity Contribution will be applied (i) to pay the cash consideration for the Acquisitions, (ii) to pay for the Refinancing, and (iii) to pay the fees and expenses incurred in connection with the Transactions (as defined below) (such fees and expenses, the “Transaction Costs”).

The transactions described in Exhibit A are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisitions with the proceeds of the initial funding of the Debt Facilities (and/or the Senior Notes and/or Securities, as the case may be).

A-2

EXHIBIT B

Project Calculus

Senior Secured Facilities

Summary of Terms

This Summary of Terms outlines the terms of the Senior Secured Facilities referred to in the Commitment Letter, of which this Exhibit B is a part. Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit B is a part and in Exhibits A, C and D thereto.

1. PARTIES

Borrowers:	An indirect subsidiary of JLL/Delta Patheon Holdings, LP. formed under the laws of The Netherlands (the “Parent Borrower”). On the Closing Date, certain wholly-owned subsidiaries of the Parent Borrower organized under the laws of Canada and the United Kingdom may be designated by the Parent Borrower as borrowers under the Senior Secured Facilities Documentation; and on or after the Closing Date, and subject to terms consistent with the Senior Secured Documentation Principles, certain other wholly-owned subsidiaries of the Parent Borrower may be added as borrowers under the Senior Secured Facilities Documentation (each such subsidiary borrower, a “Subsidiary Borrower” and, collectively with the Parent Borrower, the “Borrowers”); provided that the Parent Borrower shall designate a Subsidiary Borrower organized under the laws of the United States or of any state thereof (the “U.S. Borrower”).

Guarantors:	All obligations of the Parent Borrower shall be guaranteed jointly and severally on a senior basis by (1) the U.S. Guarantors (as defined below) and (2) the Foreign Guarantors (as defined below), in each case other than Excluded Subsidiaries (as defined below). All obligations of any non-U.S. organized Subsidiary Borrower (the Parent Borrower and each such non-U.S. organized Subsidiary Borrower each, a “Foreign Borrower”) under the Senior Secured Facilities (the “Foreign Borrower Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Foreign Guarantees”) by the Parent Borrower, the U.S. Guarantors and each other Subsidiary Borrower (the “Foreign Guarantors”; the Foreign Guarantors and the U.S. Guarantors, the “Guarantors”); provided, that the Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a manner consistent with the Senior Secured Documentation Principles, including as to thresholds), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired or organized (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Borrower Obligations or which would require governmental (including regulatory) or applicable works council consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a Guarantee would result in adverse tax consequences to the Parent Borrower or one of its subsidiaries (as reasonably determined by the Parent Borrower in consultation with the Administrative Agent) and other subsidiaries to the extent the costs of providing a guarantee by any such subsidiary would be excessive in light of the benefit afforded to the Bank Lenders thereby as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, (d) certain special purpose entities and not-for-profit subsidiaries, if any, and (e) any restricted subsidiary acquired pursuant to a Permitted Acquisition (as defined below) or investment that is subject to indebtedness permitted to be assumed pursuant to the Senior Secured Facilities Documentation and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent, and so long as, such indebtedness prohibits such subsidiary from becoming a Guarantor (any such Subsidiary described in clauses (a) through (e), the “Excluded Subsidiaries”).

All obligations of any U.S. organized Subsidiary Borrower (each, a “U.S. Borrower”) under the Senior Secured Facilities (the “U.S. Borrower Obligations” and together with the Foreign Borrower Obligations, the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “U.S. Guarantees” and together with the Foreign Guarantees, the “Guarantees”) by (i) each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized restricted subsidiary of the Parent Borrower and (ii) Parent Borrower or any other subsidiary thereof only to the extent that the Parent Borrower reasonably determines (in consultation with the Administrative Agent) that the provision of such a Guarantee would not result in adverse tax consequences (the “U.S. Guarantors” and, together with the U.S. Borrowers, the “U.S. Loan Parties”; the U.S. Loan Parties, together with the Parent Borrower and the Foreign Guarantors, the “Loan Parties”); provided, that the U.S. Guarantors shall not include (i) Excluded Subsidiaries, (ii) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Parent Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (iii) any direct or indirect U.S. subsidiary of the Parent Borrower substantially all the assets of which consist of equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”) and (iv) any subsidiary to the extent that the provision of any Guarantee by such subsidiary would result in adverse tax consequences (as reasonably determined by the Parent Borrower in consultation with the Administrative Agent).

Following the Closing Date, the Parent Borrower shall use commercially reasonable efforts to cause any restricted subsidiary of the Parent Borrower that is organized under the laws of Austria and the Cayman Islands and that are not Excluded Subsidiaries to provide a Foreign Guarantee; provided that any such Guarantee shall be limited to the extent necessary in order to comply with applicable requirements of law as reasonably determined by the Parent Borrower. For the avoidance of doubt, Parent Borrower shall not be required to cause any such subsidiary to grant a Foreign Guarantee if such grant would result in adverse tax consequences or similar costs (in each case, as determined by the Parent Borrower in its sole discretion) to the Parent Borrower or any of its subsidiaries.

Administrative Agent:	UBS AG, Stamford Branch (“UBS”) will act as the administrative agent and collateral agent for the Bank Lenders (in such capacities, the “Administrative Agent”), and will perform the duties customarily associated with such roles.

Syndication Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as the syndication agent (in such capacity, the “Syndication Agent”) for the Initial Senior Secured Facilities.

Co-Documentation Agents:	Jefferies Finance LLC (“Jefferies”), KeyBank National Association (“KeyBank”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) will each act as a documentation agent (each, in such capacity, a “Co-Documentation Agent” and, together the “Co-Documentation Agents”; and collectively with the Administrative Agent and Syndication Agent, the “Agents”) for the Initial Senior Secured Facilities.

Issuing Lender:	UBS will act as the issuing lender or such other consenting Lender as may be appointed by the Parent Borrower (in such capacity, the “Issuing Lender”).

Lead Arrangers and Bookrunners:	UBS, J.P. Morgan, Jefferies, KeyBank and MSSF will act as the lead arrangers (each in such capacity, a “Lead Arranger” and, together the “Lead Arrangers”) and UBSS, J.P. Morgan, Jefferies, KBCM and MSSF will act as bookrunners (each in such capacity, a “Bookrunner” and, together the “Bookrunners”) together with any additional lead arranger or joint bookrunner appointed pursuant to Section 2 of the Commitment Letter, in each case for the Initial Senior Secured Facilities.

Lenders:	UBS, JPMCB, Jefferies, KeyBank and MSSF and other banks, financial institutions, institutional lenders and investors, in each case, which are Qualified Institutions (collectively, the “Bank Lenders”).

2. TYPES AND AMOUNTS OF FACILITIES

A. Initial Term Loan Facility

Type and Amount:	A term loan facility in an aggregate principal amount equal to $1,150.0 million plus, at the Parent Borrower’s election, an additional amount (such additional amount, the “Additional Term Loan Flex Amount” and, together with such facility, the “Initial Term Loan Facility”; the commitments thereunder, the “Initial Term Commitments” and the loans thereunder, the “Initial Term Loans”) sufficient to fund any original issue discount or upfront fees required to be funded in connection with the exercise of “Market Flex” provisions set forth in the Fee Letter; provided, however, that the Additional Term Loan Flex Amount shall be reduced dollar-for-dollar by the amount of any Closing Date Revolver Draw Flex Amount utilized on the Closing Date. The entire amount of the Initial Term Loan Facility shall be available to be borrowed in U.S. dollars.

Maturity and Amortization:	The Initial Term Loans will mature on the date that is seven years after the Closing Date (the “Initial Term Loan Facility Maturity Date”) and shall be repayable in equal quarterly installments following the first full fiscal quarter after the Closing Date in an aggregate annual amount equal to 1.00% of the original principal amount of the Initial Term Loan Facility, with the balance of the Initial Term Loans to be payable on the Initial Term Loan Facility Maturity Date (each such repayment, as may be reduced by reason of the application of prepayments pursuant to Section 3 of Exhibit B, an “Initial Term Loan Scheduled Repayment”). The Senior Secured Facilities Documentation shall contain “amend and extend” provisions pursuant to which individual Bank Lenders may agree to extend the maturity date of their outstanding Term Loans (including any Incremental Term Loans) upon the request of the Parent Borrower and without the consent of any other Lender on terms consistent with the Senior Secured Precedent Documentation (as defined below) (each such extended term loan facility, an “Extended Term Loan Facility” and the loans made thereunder, “Extended Term Loans”).

Availability:	The Initial Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of borrowings under the Initial Term Loan Facility will be used, to finance in part the Transactions (as defined in Exhibit A), for working capital needs, for general corporate purposes and for any other purpose permitted under the Senior Secured Facilities Documentation.

B. Initial Revolving Facility

Type and Amount:	A revolving loan facility (the “Initial Revolving Facility” and the commitments under the Initial Revolving Facility, the “Initial Revolving Commitments”) in an amount equal to $200.0 million (the loans thereunder, together with (unless the context otherwise requires) the Initial Swingline Loans referred to below, the “Initial Revolving Loans”; and together with the Initial Term Loans, the “Initial Senior Secured Loans”). The entire amount of the Initial Revolving Commitments shall be available to be borrowed in Canadian dollars, U.S. dollars, euro and/or British pound sterling and other currencies to be agreed by all Revolving Lenders.

Maturity and Availability:

The Initial Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Initial Revolving Facility Termination Date”) with the Initial Revolving Commitments and the Initial Revolving Loans maturing on the Initial Revolving Facility Termination Date. The Senior Secured Facilities Documentation shall contain “amend and extend” provisions pursuant to which individual Bank Lenders may agree to extend the maturity date of their outstanding commitments in respect of each Revolving Facility (including any Incremental Revolving Facility) upon the request of the Parent Borrower and without the consent of any other Lender (other than the Issuing Lender or the Swingline Lender) on terms and conditions consistent with the Senior Secured Precedent Documentation (each such extended Revolving Facility, an “Extended Revolving Facility” and the loans made thereunder, “Extended Revolving Loans” and together with any Extended Term Loan Facility, the “Extended Senior Secured Facilities”).

“Extension Series” means all Extended Term Loan Facilities and Extended Revolving Facilities that are established pursuant to the same amendment to the Senior Secured Facilities Documentation (or any subsequent amendment to the extent such amendment expressly provides that the Extended Term Loan Facility or Extended Revolving Facility, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

Letters of Credit:	A portion of the Initial Revolving Facility in an amount equal to $75.0 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Issuing Lender, which amount may be increased in connection with the incurrence of any Incremental Initial Revolving Facility (as defined below) on terms consistent with the Senior Secured Documentation Principles. Letters of Credit shall be available for issue in Canadian dollars, U.S. dollars, euro and/or British pound sterling and other currencies to be agreed. The issuance of Letters of Credit shall reduce availability under the applicable Revolving Facilities on a dollar-for-dollar basis.

Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit or for any other permitted purposes.

Swingline Loans:	A portion of the Initial Revolving Facility in an amount equal to $35.0 million shall be available for swingline loans (the “Initial Swingline Loans”) from UBS (in such capacity, the “Swingline Lender”) and such other Bank Lender or Bank Lenders mutually agreed upon on same-day notice, which amount may be increased with the consent of the Swingline Lender (such consent not to be unreasonably withheld, delayed or conditioned) in connection with the incurrence of any Incremental Initial Revolving Facility. Except for purposes of calculating the commitment fee described herein, any Swingline Loans will reduce availability under the Revolving Facilities on a dollar-for-dollar basis. Each Lender under any Revolving Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. Swingline Loans shall be available in the same currencies available under the Initial Revolving Facility (subject to (i) minimum prior notice periods to be agreed with respect to non-U.S. currencies and (ii) the requirement that Swingline Loans denominated in certain non-U.S. currencies remain outstanding for at least one week).

Use of Proceeds:	The proceeds of borrowings under the Initial Revolving Facility shall be used, to finance in part the Transactions, for working capital needs (including to replace or provide credit support for any existing letters of credit), for general corporate purposes, and for any other purpose permitted under the Senior Secured Facilities Documentation; provided, that drawings on the Closing Date (exclusive of Letters of Credit usage) shall not exceed $25.0 million plus, at the Parent Borrower’s option, the amount (the “Closing Date Revolver Draw Flex Amount”) required to be funded on the Closing Date for original issue discount or upfront fees in connection with any “Market Flex” provisions set forth in the Fee Letter; provided, however, that the Closing Date Revolver Draw Flex Amount shall be reduced dollar-for-dollar by any Additional Term Loan Flex Amount utilized under the Initial Term Loan Facility.

C. Incremental Facilities:	The Parent Borrower shall have the right, after the Closing Date to, incur one or more, additional term loan facilities (each, an “Incremental Term Loan Facility”, and together with the Initial Term Loan Facility, the “Term Loan Facilities” the loans under each Incremental Term Loan Facility, “Incremental Term Loans”), additional revolving facilities (each, an “Incremental Revolving Facility”, the loans under each Incremental Revolving Facility, “Incremental Revolving Loans”), or increases in the aggregate amount of the Initial Revolving Facility (which may, with respect to any Incremental Revolving Facility or any increase to the Initial Revolving Facility, at the election of the Parent Borrower, include a proportionate increase to the Letters of Credit and, with the consent of the Swingline Lender (such consent not to be unreasonably withheld, delayed or conditioned) the swingline sublimit) (each, an “Incremental Initial Revolving Facility”, the loans under each Incremental Initial Revolving Facility, “Incremental Initial Revolving Loans”; each Incremental Initial Revolving Facility, together with each Incremental Revolving Facility and each Incremental Term Loan Facility, collectively, the “Incremental Facilities”), in each case sharing in the Collateral (as defined below) on a pari passu or junior basis, in an aggregate amount of up to (a) $275.0 million, plus (b) all voluntary prepayments (resulting in a permanent reduction in the Loans) and commitment reductions of the Senior Secured Facilities prior to such time, plus (c) unlimited additional amounts so long as on a Pro Forma Basis (to be defined in a manner consistent with the Senior Secured Precedent Documentation; provided, that, for the avoidance of doubt, there shall be no limit on add-backs for cost savings and synergies related to or in connection with the Acquisitions) immediately after giving effect to the incurrence of any such Incremental Facility (assuming the full amount of such Incremental Facility is drawn and that any such Indebtedness incurred pursuant to such Incremental Facility is secured on a pari passu basis with the Initial Revolving Facility and the Initial Term Loan Facility) the First Lien Leverage Ratio (to be defined in a manner consistent with the Senior Secured Documentation Principles; provided that (A) all indebtedness incurred in lieu of Incremental Facilities shall also be included in such calculation for this purpose, whether or not it would otherwise be included and (B) the proceeds of the Incremental Facility being incurred shall not be netted against indebtedness for purposes of the calculation relating to such incurrence) does not exceed 4.00 to 1.00. Such Incremental Facilities shall be available on terms and conditions consistent with the Senior Secured Documentation Principles and, with respect to any such Incremental Facility incurred prior to the date that is the 18 month anniversary of the Closing Date, shall include a 50 basis point “most favored nation” clause calculated in a manner that is consistent with the Senior Secured Precedent Documentation. The commitments in respect of any Incremental Facilities may be denominated in the same currencies available under the Initial Revolving Facility and/or other currencies as agreed among the Parent Borrower, the Administrative Agent and the lenders providing such Incremental Facilities.

D. Replacement Financing	Parent Borrower shall have the right to refinance Term Loans (as defined below) or Revolving Facilities (as defined below) from time to time, in whole or in part, with a replacement financing (“Replacement Financing”), which for the avoidance of doubt may be in the form of a new senior secured revolving credit facility, one or more series of senior secured loans or notes (each of which may be secured by the Collateral on a pari passu or junior basis with the Initial Senior Secured Facilities), or with one or more series of unsecured loans or notes; provided, that (a) the aggregate principal amount of such Replacement Financing shall not exceed the aggregate principal amount of such refinanced facilities, plus accrued interest, expenses, fees and premiums, plus amounts permitted to be incurred as Incremental Facilities (and for the avoidance of doubt any amount issued pursuant to the immediately preceding clause shall reduce availability under the Incremental Facilities on a dollar-for-dollar basis) or otherwise permitted under the Senior Secured Facilities Documentation, (b) any Replacement Financing (i) that is secured does not mature prior to, or have a weighted average life to maturity shorter than, the loans or notes being refinanced and (ii) that is unsecured does not mature prior to the date that is the 91st day following the maturity date of the loans or notes being refinanced and the terms of such Indebtedness do not provide for any mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is the 91st day following the maturity date of the loans or notes being refinanced, (c) to the extent such Replacement Financing is secured by the Collateral and was not effected pursuant to a Refinancing Amendment (as defined below), the parties to such Replacement Financing (or their authorized agent) and the Administrative Agent enter into a customary intercreditor agreement reasonably acceptable to the Administrative Agent and Parent Borrower, (d) any Replacement Financing is not secured by any assets not securing, and not guaranteed by any entity not guaranteeing, the other Senior Secured Facilities and (e) the proceeds thereof shall be applied substantially simultaneously with the incurrence thereof to permanently repay the loans or notes being refinanced. It is understood and agreed that any Replacement Financing that is secured by the Collateral on a pari passu basis with the Initial Senior Secured Facilities may be incurred under the Senior Secured Facilities pursuant to one or more amendments to the Senior Secured Facilities Documentation executed by Parent Borrower, the Administrative Agent and the lenders providing such Replacement Financing (each such amendment, a “Refinancing Amendment” and any Replacement Refinancing incurred pursuant to thereto, a “Replacement Facility”). Any Replacement Financing that is secured by the Collateral on a pari passu basis with the Senior Secured Facilities, but is not incurred under a Replacement Facility, is referred to herein as “Permitted Senior Secured Refinancing Debt.”

“Class”, when used in reference to any loan or borrowing under the Senior Secured Facilities, refers to whether such loan, or the loans comprising such borrowing are, Initial Revolving Loans (of the same Extension Series), Incremental Revolving Loans (of the same Extension Series), Extended Revolving Loans (of the same Extension Series), Initial Term Loans (of the same Extension Series), Incremental Term Loans (of the same Extension Series), Extended Term Loans (of the same Extension Series), loans made under any Replacement Facility (of the same Extension Series) or Swingline Loans (of the same Extension Series) and when used in reference to any Lender, refers to whether such Lender has a loan or commitment with respect to the applicable Class.

“Initial Senior Secured Facilities” means the Initial Revolving Facility and the Initial Term Loan Facility.

“Loans” means Term Loans and Revolving Loans.

“Revolving Facilities” means the Initial Revolving Facility, any Incremental Revolving Facility, any Extended Revolving Facility and any revolving facility entered into as a Replacement Facility.

“Revolving Loans” means the loans incurred under the Revolving Facilities. A Lender holding a commitment under any of the Revolving Facilities is hereby referred to as a “Revolving Lender”.

“Senior Secured Facilities” means the Revolving Facilities and the Term Loan Facilities.

“Term Loan Facilities” means the Initial Term Loan Facility, any Incremental Term Loan Facility, any Extended Term Loan Facility and any term loans incurred under any Replacement Facility.

“Term Loans” means the Initial Term Loans, any Incremental Term Loans, any Extended Term Loans and any term loans incurred under any Replacement Facility.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Exhibit B.

Optional Prepayments and
Commitment Reductions:	Loans may be prepaid and commitments with respect to any Revolving Facility may be reduced, in whole or in part, without premium or penalty, in minimum amounts consistent with the Senior Secured Precedent Documentation, at the option of the Parent Borrower, at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit B), three days’) prior notice, subject to reimbursement of Bank Lenders’ breakage costs actually incurred in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans of one or more Classes shall be applied as directed by Parent Borrower (and absent such direction, in direct order of maturity). Parent Borrower may rescind any notice of any optional prepayment or commitment reduction prior to the date of such prepayment or reduction.

Any voluntary prepayment or refinancing of the Initial Term Loans, or any amendment, in each case that constitutes a Repricing Transaction (as defined below) and that occurs prior to the six-month anniversary of the Closing Date, shall be subject to a prepayment premium of 1% of the principal amount of the Initial Term Loans so prepaid, refinanced or amended.

“Repricing Transaction” means the prepayment or refinancing of any of the Initial Term Loans with the incurrence by any Loan Party of any long-term secured indebtedness that is (x) syndicated bank debt and (y) incurred for the primary purpose (as reasonably determined by the Parent Borrower and evidenced by a certificate of a Responsible Officer of the Parent Borrower) of lowering the weighted average yield (with the comparative determinations to be made by the Administrative Agent giving effect to (i) applicable margin, (ii) libor floors and (iii) other than with respect to the Initial Term Loans, upfront fees or “original issue discount” paid with respect to such indebtedness, but in all cases, excluding arrangement, structuring, syndication or other fees paid in connection therewith and without taking into account any fluctuations in the Eurodollar Rate), including as may be effected through any amendment to the Senior Secured Facilities Documentation that reduces the applicable margin and/or libor floor the result of which reduces the “weighted average yield of the Initial Term Loans.

Mandatory Prepayments:	Mandatory prepayments of Loans shall be required from:

(a) If the Parent Borrower’s First Lien Leverage Ratio (calculated on a Pro Forma Basis) is greater than 3.50 to 1.00 or Total Leverage Ratio (as defined below) (calculated on a Pro Forma Basis) is greater than 5.25 to 1.00, 100% of the net cash proceeds from any non-ordinary course asset sale (which will be defined to exclude, among other things, the amount of any cash tax distribution the Parent Borrower or any restricted subsidiary has made or is required to make as a result of any such sale, the net cash proceeds resulting from any sale-leaseback of any property acquired after the Closing Date (“After-Acquired Sale-Leaseback Proceeds”), and the insurance and condemnation proceeds received by the Loan Parties in excess of an amount equal to $25.0 million in any fiscal year (with any unused amounts in any fiscal years being carried over to any future fiscal years; provided, that such amount shall not be greater than $50.0 million in any fiscal year); and subject to the right of the Parent Borrower to reinvest 100% of such proceeds, subject only to (i) no event of default existing at the time of receipt of such net cash proceeds, and no Specified Event of Default (as defined below) existing at the time of reinvestment (unless, in the case of such Specified Event of Default, such reinvestment is made pursuant to a binding commitment entered into at a time when no such Specified Event of Default existed) and (ii) such proceeds being reinvested (or committed to be reinvested) within 365 days (such 365th day, the “Reinvestment Date”)) of receipt of such net cash proceeds and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after such Reinvestment Date;

(b) 100% of the net cash proceeds from issuances of funded indebtedness received by the Loan Parties (other than indebtedness permitted by the Senior Secured Facilities Documentation (except Replacement Financing)); and

(c) beginning with the first full fiscal year following the Closing Date, 50% (with a step-down to 25% when the First Lien Leverage Ratio is equal to or less than 3.50 to 1.00 and a step down to 0% when the First Lien Leverage Ratio is equal to or less than 3.00 to 1.00) of annual Excess Cash Flow (to be defined in a manner consistent with the Senior Secured Documentation Principles) of the Loan Parties; provided, that any voluntary repayments of Loans (including Revolving Loans to the extent the commitments thereunder have been permanently reduced and to the extent not funded with the proceeds from the incurrence of long-term indebtedness) during the applicable fiscal year or during the period after such fiscal year but before the payment is due (so long as such payments are not deducted in the following fiscal year), shall, without duplication, be credited against Excess Cash Flow payment obligations on a dollar-for-dollar basis.

The Senior Secured Facilities Documentation shall permit the proceeds received by any Loan Party from the mandatory events described in clauses (a) and (c) (above) to be applied to Additional First Lien Debt that may be outstanding from time to time on a pro rata basis relative to the Term Loans.

All mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of Bank Lenders’ breakage costs actually incurred in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period, first, to scheduled installments of the Term Loans in direct order of maturity, next, to Revolving Loans (without reducing the Revolving Commitments), last, to cash collateralize Letters of Credit.

Notwithstanding the foregoing, each Lender of Term Loans shall have the right to reject its pro rata portion of any mandatory prepayments described above (“Declined Amounts”), in which case such Declined Amounts may be retained by the Parent Borrower and shall increase the Available Amount Basket as described below.

“Total Leverage Ratio” means the ratio of (i) Total Funded Debt (to be defined in a manner consistent with the Senior Secured Documentation Principles) minus unrestricted cash and cash equivalents held by the Parent Borrower and its restricted subsidiaries (including, for the avoidance of doubt, any cash and cash equivalents held by the Parent Borrower and its restricted subsidiary that are restricted in favor of the Administrative Agent or any other applicable collateral agent in respect of Borrower Obligations) to (ii) EBITDA.

4. GUARANTEES AND SECURITY

Guarantees:	Subject to exclusions and limitations consistent with the Senior Secured Documentation Principles and subject to the Certain Funds Provisions, the obligations of each Borrower in respect of the Senior Secured Facilities and at the option of the Parent Borrower, under any treasury management, interest rate protections or other hedging arrangements that were secured under the Existing Credit Agreement or are entered into with a Lender or an Agent or any affiliate of a Lender or an Agent or a person who becomes a Lender or an Agent (the “Ancillary Arrangements”) shall be unconditionally guaranteed jointly and severally on a senior secured basis by the Guarantors. For the avoidance of doubt, the Guarantees shall rank pari passu with any guarantees of the Loan Parties in respect of (a) any term loans or revolving loans not incurred under the Senior Secured Facilities Documentation, (b) any Permitted Senior Secured Refinancing Debt and (c) any Permitted Incremental Indebtedness (as defined below), in each case that is secured by the Collateral on a pari passu basis with the Senior Secured Facilities (collectively, “Additional First Lien Debt”).

Subject to exclusions and limitations consistent with the Senior Secured Documentation Principles and subject to the Certain Funds Provisions, the obligations in respect of the Senior Secured Facilities of each Foreign Borrower will be unconditionally guaranteed by the Foreign Guarantors.

Security:	Subject to customary exclusions and limitations (including the exclusions set forth below) and subject to the Certain Funds Provisions, the Foreign Borrower Obligations, the Foreign Guarantees and at the option of the Parent Borrower, the Ancillary Arrangements shall be secured by (a) (i) a pledge of the equity securities of each Subsidiary Borrower and each direct, restricted wholly-owned subsidiary of each Loan Party (in each case, other than Excluded Subsidiaries) and (ii) a pledge of equity securities of any other subsidiary of the Parent Borrower to the extent that the Parent Borrower reasonably determines (in consultation with the Administrative Agent) that such pledge would not result in adverse tax consequences and (b) a security interest in and mortgages on (with all required mortgages being permitted to be delivered post-closing) substantially all of the tangible and intangible personal property and material fee-owned real property of each Loan Party (the items described in clauses (a) and (b) (above), but excluding the Excluded Assets (as defined below), collectively the “Foreign Collateral”); provided, however, that no security documents governed by the laws of any jurisdiction other than the United States, the United Kingdom, Puerto Rico, Canada, The Netherlands, Austria, the Cayman Islands or any other jurisdiction in which a Borrower is organized shall be required; and provided further that security documents governed by the laws of any jurisdiction other than Canada, the United Kingdom, Puerto Rico, The Netherlands, Austria, the Cayman Islands or any State of the United States shall be permitted to be executed and delivered following the Closing Date on terms to be mutually agreed; provided still further that the Parent Borrower shall only be required to use commercially reasonable efforts to cause any Foreign Guarantor of the Parent Borrower that is organized under the laws of Austria or the Cayman Islands to enter into security documents governed by the laws of Austria or the Cayman Islands and such entry into security documents shall be limited to the extent necessary to comply with applicable requirements of law as reasonably determined by the Parent Borrower (it being understood and agreed that Parent Borrower shall not be required to cause any such Foreign Guarantor to enter into such security documents if such security documents would result in adverse tax consequences or similar costs to the Parent Borrower or any of its subsidiaries (in each case, as determined by the Parent Borrower in its sole discretion)). The Senior Secured Facilities shall include customary “CAM” provisions to be agreed.

Subject to customary exclusions and limitations (including the exclusions set forth below) and subject to the Certain Funds Provisions, the U.S. Borrower Obligations, the U.S. Guarantees and at the option of the Parent Borrower, the Ancillary Arrangements shall be secured by (a) a pledge of equity securities of each direct, restricted wholly-owned subsidiary of the U.S. Loan Parties (other than Excluded Subsidiaries) and (b) a security interest in and mortgages on (with all required mortgages being permitted to be delivered post-closing), substantially all of the tangible and intangible personal property and material fee-owned real property of the U.S. Loan Parties (the items described in clauses (a) and (b) (above), but excluding the Excluded Assets (as defined below), collectively the “U.S. Collateral” and together with the Foreign Collateral, the “Collateral”). For the avoidance of doubt, such security interest shall rank pari passu with any security interest in the U.S. Collateral securing any Additional First Lien Debt; provided, that, in each case, any such Additional First Lien Debt shall be subject to the terms of a customary intercreditor agreement (to be defined in a manner consistent with the Senior Secured Documentation Principles).

Notwithstanding anything to the contrary herein (a) the Collateral shall exclude (i) any fee owned real property with a purchase price (in the case of after-acquired real property) or a Fair Market Value (in the case of real property owned on the Closing Date) of less than $15 million, (ii) motor vehicles and other assets subject to certificates of title statutes, (iii) lease-hold interests, letters of credit and letters of credit rights not constituting supporting obligations, in each case other than to the extent such interests, rights or obligations can be perfected by the filing of a UCC-1 financing statement or other comparable foreign filing, and commercial tort claims (other than those (1) where no additional action is required by any Loan Party to grant or perfect a security interest in such commercial tort claim or (2) those in excess of an amount to be determined), (iv) those pledges and assets over which the granting or perfecting of security interests in such assets would be prohibited by contract, applicable law (or if applicable law creates a material risk of tax or other liability as reasonably determined by the Parent Borrower) or regulation, (v) equity interests in any person other than restricted subsidiaries, (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar agreements and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC or PPSA or other applicable statute or regulation, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA or other applicable statute or regulation notwithstanding such prohibition, (vii) any “intent-to-use” trademark applications, (viii) those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby as reasonably determined by the Parent Borrower and the Administrative Agent, (ix) solely in the case of the U.S. Collateral with respect to obligations of a U.S. Borrower in its capacity as a Borrower, voting capital stock of any subsidiaries of a U.S. Borrower that are CFCs or FSHCOs, in each case in excess of 65% of the voting capital stock of such subsidiaries (it being understood this exclusion does not apply to non-voting capital stock) or any other equity securities of any other subsidiary of the Parent Borrower to the extent that the Parent Borrower reasonably determines (in consultation with the Administrative Agent) that such pledge would result in adverse tax consequences, (x) margin stock, (xi) the Acquisition Agreements and any rights therein or arising thereunder and (xii) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xii) are, collectively, the “Excluded Assets”), (b) the Loan Parties shall not be required to enter into or to obtain any landlord, bailee or warehouseman waivers, consents or other letters, (c) no security documents governed by the laws of any jurisdiction other than the United States, Canada, Puerto Rico, the United Kingdom, The Netherlands or any other jurisdiction in which a Borrower is organized shall be required, provided that security documents governed by the laws of any jurisdiction other than Canada, the United Kingdom, Puerto Rico, The Netherlands or any State of the United States shall be permitted to be executed and delivered following the Closing Date on terms to be mutually agreed, (d) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts and (e) the Senior Secured Facilities Documentation shall contain exceptions to the perfection requirements relating to (i) notes and chattel paper with values not exceeding an amount to be mutually agreed upon and (ii) assets specifically requiring perfection through control (other than equity interests in restricted subsidiaries).

5. CERTAIN CONDITIONS

Initial Conditions:	The availability of the Initial Senior Secured Facilities on the Closing Date shall be subject only to the conditions set forth in Exhibit D, attached hereto.

On-Going Conditions:	After the Closing Date, the making of each Loan and the issuance of each new Letter of Credit shall be conditioned upon (a) delivery of a customary borrowing notice or Letter of Credit request, as applicable, (b) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Senior Secured Facilities Documentation (although any representations and warranties which expressly relate to a given date or period shall only be required to be accurate in all material respects as of the respective date or for the respective period, as the case may be) and (c) there being no default or event of default in existence at the time of, or after giving effect to making of, each Loan or the issuance of each new Letter of Credit; provided, that to the extent that such borrowing is under an Incremental Facility and the proceeds are used to finance a Permitted Acquisition (as defined below) or investment (in each case, and costs reasonably related thereto), (i) the reference in clause (b) shall be to the Specified Representations (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to Material Adverse Effect (to be defined in a manner consistent with the Senior Secured Precedent Documentation), for purposes of the making of such Specified Representations as of the closing date of such Permitted Acquisition or investment, the definition of “material adverse effect” shall be qualified by the same exceptions and qualifications that apply to the definition of “closing date material adverse effect” (or equivalent term defined in the acquisition or merger agreement in connection with such Permitted Acquisition or investment)) and (ii) the reference in clause (c) to default or event of default shall be no “payment” event of default or bankruptcy or other insolvency event of default under the Senior Secured Facilities Documentation (any such event of default, a “Specified Event of Default”).

6. DOCUMENTATION

Senior Secured Facilities Documentation:

The definitive documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”) shall initially be drafted by your counsel and shall contain terms and definitions consistent with those set forth in this Exhibit B and, to the extent not specified in this Exhibit B, shall be based on the definitive executed credit agreement, dated as of December 14, 2012, among Patheon Inc. and the lenders and agents party thereto (and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect at the time) (the provisions of such facilities as amended, restated, supplemented or otherwise modified prior to the date hereof, being referred to collectively, as the “Senior Secured Precedent Documentation”) and shall reflect the operational and strategic requirements of Parent Borrower and its subsidiaries (after giving effect to the Transactions) in light of its capitalization, size, business, industry and practices and the Parent Borrower’s proposed business plan, giving effect to the agency requirements of the Administrative Agent; or otherwise if mutually agreed upon. The Senior Secured Facilities Documentation shall contain only those payments, on-going conditions, mandatory prepayments, representations and warranties, affirmative, negative and financial covenants and events of default, subject to the “market flex” provisions in the Fee Letter (if applicable), expressly set forth in Exhibit B, in each case, applicable to Parent Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Senior Secured Precedent Documentation. This paragraph and the provisions herein are collectively referred to as the “Senior Secured Documentation Principles”.

Representations and Warranties:	Consistent with the Senior Secured Precedent Documentation and limited to the following (to be applicable to Parent Borrower and its restricted subsidiaries only): organizational status and qualification; authorization and enforceability; no conflict with applicable law, contractual obligations, organizational documents; government approvals; litigation; use of proceeds, margin regulations; accuracy of financial statements; solvency of the Parent Borrower and its restricted subsidiaries taken on a consolidated basis as of the Closing Date; absence of Material Adverse Effect since the Closing Date; payment of taxes; ownership of property; environmental matters; compliance with ERISA; intellectual property; Investment Company Act; security interests (subject to permitted liens); accuracy of disclosure; subsidiaries; OFAC and Patriot Act; and FCPA.

Affirmative Covenants:	Consistent with the Senior Secured Documentation Principles and limited to the following (to be applicable to Parent Borrower and its restricted subsidiaries only): delivery of quarterly financial statements (for the first three quarters of each fiscal year) and annual financial statements (with extended time periods to be mutually agreed upon for delivery of the first three quarterly financial statements and first annual financial statements to be delivered after the Closing Date) and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to a going concern or scope qualification; annual budget (to be delivered at the time of audit); quarterly lender conference calls; quarterly management’s discussion and analysis (to the extent the Parent Borrower is not a public reporting company); officers’ certificates, covenant compliance certificates (if applicable) and other information reasonably requested from time-to-time by the Administrative Agent on its own behalf or on behalf of any Lender (provided, that Parent Borrower shall not be required to provide any information that (i) is subject to attorney-client privilege, (ii) is subject to a binding confidentiality agreement, or (iii) relates to any incomplete governmental investigation; notices of defaults and certain litigation, ERISA and environmental matters; books, records and inspections (subject to frequency and cost limitations and providing for inspection rights during an event of default); insurance; payment of taxes and government obligations; preservation of existence; maintenance of property; compliance with laws (including ERISA); compliance with environmental laws; certain subsidiaries to join in guaranty; additional security, real estate matters, further assurances; use of proceeds; ratings; change in business; transactions with affiliates; and designation of subsidiaries.

Negative Covenants:	Consistent with the Senior Secured Documentation Principles and limited to the following restrictions (which restrictions shall be applicable only to the Parent Borrower and its restricted subsidiaries):

(a) the incurrence of Indebtedness (to be defined in a manner consistent with the Senior Secured Precedent Documentation), which shall permit, among other things (i) the incurrence and/or existence of Indebtedness under the Senior Secured Facilities (including the Incremental Facilities), (ii) certain Indebtedness (including facilities, lines and letters of credit, capital leases or other Indebtedness) existing on the Closing Date (including any permitted refinancing of such Indebtedness), (iii) capital leases and purchase money Indebtedness not to exceed the greater of (x) 3.00% of consolidated total assets and (y) a fixed amount set at not less than 3.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing Date, determined at the date such Indebtedness is incurred based on the most recent financials previously required to be delivered, (iv) Indebtedness in respect of sale leaseback transactions, (v) Indebtedness of restricted subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding for all such persons taking together in an aggregate principal amount not to exceed the greater of (x) 3.00% of consolidated total assets and (y) a fixed amount set at not less than 3.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing Date, determined at the date such Indebtedness is incurred based on the most recent financials previously required to be delivered, (vi) first lien secured, junior secured or unsecured notes or junior secured loans to be issued in lieu of any Incremental Facilities (provided, that the aggregate amount of Indebtedness permitted under the Incremental Facilities shall so be reduced on a dollar-for-dollar basis) (any such notes that are secured by the Collateral on a pari passu basis with the Senior Secured Facilities, “Permitted First Lien Notes”; any such junior secured notes or loans, “Second Lien Senior Secured Indebtedness”) to the extent that, at such time and on a Pro Forma Basis (to be defined in a manner consistent with the Senior Secured Precedent Documentation), Parent Borrower is able to incur Indebtedness under the Incremental Facilities and any such secured notes or loans shall be subject to a customary intercreditor agreement); provided, that (A) immediately after giving effect thereto, no event of default exists (provided, that if the proceeds of such Indebtedness are used to finance (or assumed as a result of) a Permitted Acquisition or investment, it shall only be required that no Specified Event of Default shall exist immediately after giving effect thereto); (B) the maturity of any such Indebtedness shall not be earlier than the maturity date for the Initial Term Loan Facility (or if such Indebtedness is unsecured, shall not have a maturity date earlier than the 91st day following the final maturity date of the Initial Term Loan Facility) (C) the weighted average life to maturity of any such Indebtedness shall not be shorter than that of the Initial Term Loan Facility and (D) such Indebtedness is not guaranteed by any entity not guaranteeing the other Senior Secured Facilities, (vii) Permitted Refinancing Indebtedness (to be defined in a manner consistent with the Senior Secured Precedent Documentation), (viii) Replacement Financing, (ix) Indebtedness incurred or assumed in connection with any Permitted Acquisition or investment (provided, that incurred Indebtedness of restricted subsidiaries that are not Loan Parties included in this basket shall be subject to a cap to be agreed) so long as, (A) immediately after giving effect thereto, no event of default exists (provided, that if the proceeds of such Indebtedness are used to finance (or assumed as a result of) a Permitted Acquisition or investment, it shall only be required that no Specified Event of Default shall exist immediately after giving effect thereto), (B) with respect to Indebtedness incurred in connection therewith, (1) at the time of incurrence of any such Indebtedness, (X) the aggregate amount of all such Indebtedness incurred in connection with Permitted Acquisitions of investments since the Closing Date does not exceed the greater of (x) 4.00% of consolidated total assets and (y) a fixed amount set at not less than 4.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing Date, or (Y) the Cash Interest Coverage Ratio (to be defined in a manner consistent with the Senior Secured Documentation Principles) of the Parent Borrower and its restricted subsidiaries on a Pro Forma Basis shall be at least 2.00 to 1.00 or greater than the actual Cash Interest Coverage Ratio immediately prior to such Permitted Acquisition or investment, (2) any such Indebtedness that is secured does not mature prior to, or have a weighted average life to maturity shorter than, the Initial Term Loans, and (3) any such Indebtedness that is unsecured does not mature prior to the date that is the 91st day following the Initial Term Loan Facility Maturity Date and the terms of such Indebtedness do not provide for any mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is the 91st day following the Initial Term Loan Facility Maturity Date and (D) with respect to assumed Indebtedness, such Indebtedness is only the obligation of the person and/or such person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Permitted Acquisition or investment); (x) a general Indebtedness basket, which may be secured to the extent permitted by exceptions to the lien covenant, in an aggregate principal amount not to exceed the greater of (A) 3.00% of consolidated total assets and (B) a fixed amount set at not less than 3.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing Date, determined at the date such Indebtedness is incurred based on the most recent financials previously required to be delivered; (xi) a basket for working capital facilities in jurisdictions in which a Subsidiary Borrower is not organized in amounts to be agreed, (xii) Indebtedness of Parent Borrower and any restricted subsidiary so long as the Cash Interest Coverage Ratio of Parent Borrower and its restricted subsidiaries on a Pro Forma Basis exceeds 2.00 to 1.00 (provided, that Indebtedness of non-Loan Parties included in this basket shall be subject to a cap to be agreed); provided, further, that (A) immediately after giving effect thereto, no event of default exists (provided, that if the proceeds of such Indebtedness are used to finance (or assumed as a result of) a Permitted Acquisition or investment, it shall only be required that no Specified Event of Default shall exist immediately after giving effect thereto), (B) any such Indebtedness that is secured does not mature prior to, or have a weighted average life to maturity shorter than, the Initial Term Loans, and (C) any such Indebtedness that is unsecured does not mature prior to the date that is the 91st day following the Initial Term Loan Facility Maturity Date and the terms of such Indebtedness do not provide for any mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is the 91st day following the Initial Term Loan Facility Maturity Date and (xiii) contribution indebtedness;

(b)	liens, which shall permit, among other things, Standard Permitted Liens (to be defined in a manner consistent with the Senior Secured Precedent Documentation); liens securing the Incremental Facilities or secured notes or loans in lieu of such incremental facilities (which secured notes and loans shall be subject to a customary intercreditor agreement); liens securing capital leases and purchase money Indebtedness; liens securing Indebtedness of restricted subsidiaries that are not Loan Parties on assets of restricted subsidiaries that are not Loan Parties; liens securing Indebtedness assumed or incurred in connection with a Permitted Acquisition or investment (and costs reasonably related thereto) (so long as such liens, in the case of assumed Indebtedness, extend to the same assets that such liens extended to, and secure the same Indebtedness that such liens secured) provided, that in the case of incurred Indebtedness, such Indebtedness is subject to a customary intercreditor agreement and on a Pro Forma Basis, either (x) in the case of pari passu liens, the First Lien Leverage Ratio shall not exceed 4.00 to 1.00, or (y) in the case of pari passu liens, the First Lien Leverage Ratio shall be equal to or less than the First Lien Leverage Ratio immediately prior to the incurrence of such liens and any other transactions occurring in connection therewith or (z) in the case of non-pari passu liens, the Secured Leverage Ratio (to be defined in a manner consistent with the Senior Secured Documentation Principles) shall not exceed 5.00 to 1.00; other pari passu liens subject to a First Lien Leverage Ratio of 4.00 to 1.00, subject to a customary intercreditor agreement; other non-pari passu liens subject to a Secured Leverage Ratio (to be defined in a manner consistent with the Senior Secured Documentation Principles) of 5.00 to 1.00, subject to a customary intercreditor agreement; and a general lien basket securing any Indebtedness or other obligation in an aggregate principal amount not to exceed the greater of (x) 3.00% of consolidated total assets and (y) a fixed amount set at not less than 3.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing Date, determined at the date such lien is incurred, based on the most recent financials previously required to be delivered;

(c)	fundamental changes;

(d)	non-ordinary course asset sales, which shall permit, among other things, sales of (i) non-core assets, (ii) sale-leasebacks and (iii) assets sales on an unlimited basis for Fair Market Value (defined in a manner consistent with the Senior Secured Precedent Documentation) so long as (A) at the time of the execution of the definitive agreement relating to such asset sale, no event of default exists, and at the time of the consummation of such asset sale, no Specified Event of Default exists and (B) if the Parent Borrower’s First Lien Leverage Ratio (calculated on a Pro Forma Basis) is greater than 3.50 to 1.00 or the Total Leverage Ratio (calculated on a Pro Forma Basis) is greater than 5.25 to 1.00, at least 75% of the consideration for such asset sales in excess of an amount to be agreed on an annual basis shall consist of cash or cash equivalents (subject to exceptions to be set forth in the Senior Secured Facilities Documentation to be agreed, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration);

(e)	investments, which shall permit, among other things, (i) intercompany investments, reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Bank Lenders in the Collateral, taken as a whole, is not materially impaired; (ii) Permitted Acquisitions; (iii) investments in restricted subsidiaries of the Parent Borrower which are not Loan Parties (A) in an unlimited amount, if (I) the applicable percentage of the equity interests of such subsidiaries or (II) an intercompany note evidencing any intercompany debt obligations owed to any Loan Party, in each case, have been pledged to the Administrative Agent to the extent required by the terms of the Senior Secured Facilities Documentation or (B) in an aggregate amount not to exceed the greater of (x) 3.00% of consolidated total assets and (y) a fixed amount set at not less than 3.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing Date, determined at the date such investment is made, based on the most recent financials previously required to be delivered plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of investments in non-U.S. Loan Parties; (iv) an unlimited investment basket for so long as (x) the Cash Interest Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries on a Pro Forma Basis shall either (X) exceed 2.00 to 1.00 or (Y) shall be greater than the Cash Interest Coverage Ratio immediately prior to such investment and any other transactions in connection therewith; and (v) a general investment basket in an aggregate amount not to exceed the greater of (x) 3.00% of consolidated total assets and (y) a fixed amount set at not less than 3.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing Date, determined at the date such investment is made, based on the most recent financials previously required to be delivered);

(f)	dividends or distributions on, or redemptions of, Parent Borrower’s equity, which shall permit, among other things, (i) the payment of deferred transaction fees with respect to the Acquisitions to the Equity Investors, Equity Investor management fees not to exceed the amounts payable pursuant to the management fee agreement in effect on the Closing Date and subject to the absence of a Specified Event of Default and out-of-pocket costs, customary tax distributions in amounts sufficient to permit its direct or indirect parent to pay its tax liability in respect of the taxable income of the Parent Borrower, and so long as no event of default exists or would result therefrom; (ii) a basket of 6.00% per annum of the net cash proceeds of any sale of the equity interests of the Parent Borrower in a public offering; (iii) a general basket in an aggregate amount not to exceed the greater of (x) 3.00% of consolidated total assets and (y) a fixed amount set at not less than 3.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing

Date, so long as no event of default exists or would result directly therefrom; and (iv) additional dividends or distributions on, or redemptions of, the Parent Borrower’s equity if the Total Leverage Ratio (calculated on a Pro Forma Basis) of the Parent Borrower is not greater than a level to be set at 0.75x less than the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the Closing Date, so long as no event of default exists or would result therefrom;

(g)	prepayments, repurchases or redemption of Subordinated Indebtedness (as defined below), provided, that so long as no event of default exists or would result directly therefrom, (i) prepayments, repurchases or redemption of Subordinated Indebtedness shall be permitted in an aggregate amount not to exceed (1) the greater of (x) 3.00% of consolidated total assets and (y) a fixed amount set at not less than 3.00% of pro forma consolidated total assets of the Parent Borrower as of the Closing Date and (ii) additional prepayments, repurchases or redemption of Subordinated Indebtedness shall be permitted if the Total Leverage Ratio (calculated on a Pro Forma Basis) of the Parent Borrower is not greater than a level to be set at 0.75x less than the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the Closing Date (such additional prepayments, repurchases or redemptions, together with any dividends, distributions or redemptions pursuant to subclause (iv) of clause (f) above, the “Leverage-Based RP Basket”);

(h)	negative pledges;

(i)	amendments to Subordinated Indebtedness to the extent the terms of such amendment would not have been permitted under the Senior Secured Facilities Documentation at the time such Subordinated Indebtedness was initially incurred; and

(j)	changes in fiscal year.

For purposes of determining compliance with any of the negative covenants at any time, in the event that, any lien, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), investment, disposition, dividend or distribution, or prepayments repurchase or redemption of Subordinated Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any exception to such covenant, such transaction (or any portion thereof) at any time shall be permitted to be reclassified under one or more of such exceptions as determined by Parent Borrower in its sole discretion at any time, but in the case of the recharacterization of Indebtedness, subject to customary limitations with respect to Indebtedness incurred in respect of the Initial Senior Secured Facilities.

The negative covenants relating to: Indebtedness, liens, investments, dividends or distributions, prepayments, repurchases or redemption of Subordinated Indebtedness, shall be subject to increases through the available amount basket (the “Available Amount Basket”) that will be a growing basket consisting of (a) $50.0 million, plus (b) an amount (which shall not be negative) equal to the greater of (x) 50% of the Consolidated Net Income (to be defined in a manner consistent with the Documentation Principles) of the Parent Borrower and its subsidiaries for the period from the first day of the fiscal quarter of Parent Borrower during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter and (y) the cumulative amount of Excess Cash Flow (commencing with the first full fiscal quarter following the Closing Date) not required to prepay the Loans (which for the avoidance of doubt shall include Declined Amounts of Excess Cash Flow), plus (c) the net cash proceeds of equity issuances and capital contributions (other than disqualified equity, contribution indebtedness equity and equity from the proceeds of a Specified Equity Contribution (as defined below)) received by Parent Borrower after the Closing Date, plus (d) the net cash proceeds of Indebtedness and disqualified equity of Parent Borrower, in each case, issued after the Closing Date, which have been exchanged or converted into qualified equity of Parent Borrower or the direct or indirect parent of Parent Borrower (other than Specified Equity Contributions), plus (e) the net cash proceeds of sales of investments made under the Available Amount Basket, plus (f) returns, profits, distributions and similar amounts received in cash of cash equivalents on investments made under the Available Amount Basket, plus (g) the investments of Parent Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been redesignated as a restricted subsidiary or that has been merged or consolidated into Parent Borrower or any of its restricted subsidiaries or the Fair Market Value of the assets of any unrestricted subsidiary that have been transferred to Parent Borrower or any of its restricted subsidiaries, plus (h) any Declined Amounts, plus (i) proceeds from asset sales to the extent not otherwise subject to the asset sale mandatory prepayment requirements of the Senior Secured Documentation at the time such proceeds are received (other than After-Acquired Sale-Leaseback Proceeds) minus any amounts of the Available Amount Basket previously utilized. The Available Amount Basket may be used for, among other things, investments, dividends or distributions, and prepayments, repurchases or redemption of Subordinated Indebtedness; provided, that (i) in the case of, dividends or distributions and prepayments, repurchases or redemption of Subordinated Indebtedness, other than with respect to amounts paid with proceeds pursuant to the foregoing clauses (c) and (d), (x) no event of default under the Senior Secured Facilities Documentation shall exist or result directly therefrom and (y) on a Pro Forma Basis after giving effect to any such use of the Available Amount Basket, Parent Borrower shall be in compliance with the First Lien Leverage Covenant, if Parent Borrower exceeds the Maintenance Covenant Level (as defined below) and (ii) in the case of investments, no Specified Event of Default under the Senior Secured Facilities Documentation shall exist or result therefrom.

“Permitted Acquisition” means any acquisition of property and assets or businesses of any person or of assets constituting a business unit, a division or line of business of a person, or equity interests in a person that, upon the consummation thereof, will be a restricted subsidiary of the Parent Borrower or will be owned by the Parent Borrower or any restricted subsidiary of the Parent Borrower (including, in each case, as a result of merger or consolidation); provided, that (a) (i) immediately prior to signing of the applicable purchase or acquisition agreement, and immediately after giving effect to such signing, no event of default shall exist and (ii) immediately prior to the consummation of such purchase or acquisition, no Specified Event of Default shall exist; (b) immediately after giving effect to the applicable purchase or acquisition, the Parent Borrower shall be in compliance with the ‘change in business’ affirmative covenant; and (c) to the extent required by the affirmative covenants in respect of after acquired Collateral, (i) the property, assets and businesses acquired in such purchase or acquisition shall become Collateral and (ii) any such newly created or acquired restricted subsidiary that is required to become a Guarantor shall become a

Guarantor; provided, that if any security interest in any Collateral (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the closing date of such Permitted Acquisition after Parent Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the creation and/or perfection of any such Collateral shall not constitute a requirement to close such Permitted Acquisition, but instead shall be created and/or perfected within 90 days after the closing date of such Permitted Acquisition or such later date as the Administrative Agent may reasonably agree, pursuant to reasonably satisfactory arrangements to be mutually agreed upon.

“Subordinated Indebtedness” means Indebtedness that is subordinated in right of payment in writing to the prior payment in full of all obligations under the Senior Secured Facilities Documentation.

Financial Covenant:	Shall be limited to the following:

(a) Initial Term Loan Facility: None.

(b) Initial Revolving Facility: A maximum first lien leverage ratio (the “First Lien Leverage Covenant”), defined as the ratio of (i) Total Funded Debt that is secured by a first priority lien on the Collateral minus unrestricted cash and cash equivalents held by the Parent Borrower and its restricted subsidiaries (including, for the avoidance of doubt, any cash and cash equivalents held by the Parent Borrower and its restricted subsidiary that are restricted in favor of the Administrative Agent or any other applicable collateral agent in respect of Borrower Obligations) to (ii) EBITDA (the “First Lien Leverage Ratio”), at levels to be set forth in the Senior Secured Facilities Documentation; provided, that the First Lien Leverage Covenant shall reflect at least a 35.0% cushion to the financial model dated November 2, 2013 (the “Financial Model”), which cushion shall be calculated in a manner substantially consistent with the Senior Secured Precedent Documentation, and in any event shall step-down no further than a level of 4.50 to 1.00.

The First Lien Leverage Covenant will be tested at the end of each full fiscal quarter of Parent Borrower ended after the Closing Date. Notwithstanding the foregoing, the First Lien Leverage Covenant shall only be tested if the Parent Borrower has exceeded the Maintenance Covenant Level (as defined below).

“Maintenance Covenant Level” means at any time when Revolving Loans (excluding, for the avoidance of doubt, not more than $50 million outstanding undrawn Letters of Credit and reimbursement obligations) exceed 25.0% of the Revolving Commitments; provided, that for purposes of determining outstanding Revolving Loans, any repayments of Revolving Loans prior to the day that is the 11th business day after the day on which financial statements are required to be delivered for such fiscal quarter shall be deemed to have been made on the date of testing of the Maintenance Covenant Level, but only if made with such cash that is available on the balance sheet of the Parent Borrower as of the last day of such fiscal quarter after giving effect to any investments, restricted payments or debt pay downs, in each case calculated as of such last day of such fiscal quarter.

For purposes of determining compliance with the First Lien Leverage Covenant, except as otherwise specified herein (a) all calculations shall be on a

Pro Forma Basis (provided, that at the option of the Parent Borrower, an adjustment to EBITDA shall not be required to be determined for any Pro Forma Entity (to be defined in a manner consistent with the Senior Secured Precedent Documentation) or converted restricted subsidiary to the extent the aggregate amount of the consideration paid in connection with all such Permitted Acquisitions and investments or the Fair Market Value of all such converted restricted subsidiaries, in each case, is less than $5.0 million in any fiscal year) and (b) any cash equity contribution (which equity shall be common equity, “qualified” preferred equity or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) made to the Parent Borrower (X) after the beginning of the relevant fiscal quarter and prior to the day that is the 11th business day after the day on which financial statements are required to be delivered for such fiscal quarter or (Y) at such other time, to the extent that such contribution, at such other time, had the effect of increasing the Available Amount Basket pursuant to clause (c) of the definition thereof and that such contribution had not been utilized in accordance with the terms of the Senior Secured Facilities Documentation prior to such time will, at the request of the Parent Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with the First Lien Leverage Covenant at the end of such fiscal quarter, and applicable subsequent periods which includes such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided, that such Specified Equity Contributions shall be subject to limitations consistent with the Senior Secured Documentation Principles; provided, further, that any Specified Equity Contribution using cash equity proceeds pursuant to clause (Y) above shall reduce the Available Amount Basket in the amount so deemed applied in accordance with the terms hereof.

Events of Default:	Consistent with the Senior Secured Documentation Principles and limited to, the occurrence and continuation of, each of the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts when due after a grace period of five business days; material inaccuracy of a representation or warranty when made or deemed made; in respect of the Initial Revolving Facility only, violation of the First Lien Leverage Covenant (to the extent applicable) (subject to a Specified Equity Contribution) (provided, that a breach shall result in an event of default with respect to the Initial Term Loan Facility when the Bank Lenders holding the Initial Revolving Commitments have terminated all of the Initial Revolving Commitments and accelerated the then-outstanding Initial Revolving Loans); violation of a negative covenant; violation of an affirmative covenant (subject, in the case of all affirmative covenants, other than notice of default and preservation of existence of the Parent Borrower, to a grace period of thirty days); cross-default and cross-acceleration to funded Indebtedness having an outstanding principal amount exceeding $50.0 million; bankruptcy or other insolvency events of the Borrowers or any material restricted subsidiary (with a grace period for involuntary events consistent with the Senior Secured Documentation Principles); certain ERISA events, which would reasonably be expected to have a Material Adverse Effect; judgments having a liability (not satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of ninety consecutive days) exceeding $50.0 million; invalidity of any Guarantee of a material restricted subsidiary, or a material security agreement; and a Change of Control (as defined below). For the avoidance of doubt, (i) any going concern qualification in connection with the maturity of the Loans, termination of the Revolving Commitments or maturity of any other Indebtedness or any projected financial covenant default shall not be a default or event of default, (ii) any default or event of default which may occur as a result of the failure to timely meet any delivery requirements under the Senior Secured Facilities Documentation shall cease to exist upon any delivery otherwise in compliance with such requirement and (iii) the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations) to be true and correct on the Closing Date will not constitute a default or an event of default under the Initial Senior Secured Facilities.

“Change of Control” means the occurrence of any of the following events: (a) (i) at any time prior to the consummation of a qualifying initial public offering, the Permitted Holders (as defined below) ceasing to beneficially own, in the aggregate, directly or indirectly, at least 50.1% of the total voting power of the voting stock of any direct or indirect parent entity of the Parent Borrower or the Parent Borrower, and (ii) at any time upon or after the consummation of a qualifying initial public offering, the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than (x) the management and directors of the Parent Borrower and its restricted subsidiaries and (y) the Equity Investors (other than its operating portfolio company) (collectively, including their affiliates, the “Permitted Holders”), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 35.0% of the total voting power of the voting stock of any direct or indirect parent entity of the Parent Borrower or the Parent Borrower and the Permitted Holders shall own less than such amount, or (b) a “change of control” occurs under the Senior Notes or the Senior Unsecured Bridge Facility.

Unrestricted Subsidiaries:	The Parent Borrower may designate any subsidiary of the Parent Borrower (including any newly acquired or newly formed subsidiary of the Parent Borrower) other than any Borrower to be an unrestricted subsidiary unless such subsidiary or any of its subsidiaries owns any capital stock or indebtedness of, or owns or holds any lien on any property of, the Parent Borrower or any other restricted subsidiary of the Parent Borrower that is not a subsidiary of the subsidiary to be so designated; provided, that immediately after such designation, no Event of Default shall exist and (A) such designation was made at or prior to the Closing Date, (B) the subsidiary to be so designated has total consolidated assets of $1.0 million or less, or (C) if such subsidiary has consolidated assets greater than $1.0 million then such designation would be permitted under the investment covenant. The Parent Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Cash Interest Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries on a Pro Forma Basis shall either (X) exceed 2.00 to 1.00 or (Y) shall be greater than the Cash Interest Coverage Ratio immediately prior to such designation and any other transactions in connection therewith or (y) such subsidiary shall be a special purpose subsidiary with no indebtedness outstanding other than indebtedness that can be incurred (and upon such designation shall be deemed to be incurred and outstanding) pursuant to the indebtedness covenant and (z) immediately after such designation, no Event of Default shall exist. Any such designation by the Parent

Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Parent Borrower’s board of directors (or other applicable governing entity) giving effect to such designation and a certificate of an Authorized Officer (to be defined in a manner consistent with the Senior Secured Documentation Principles) certifying that such designation complied with the foregoing provisions.

Defaulting Lenders:	The Senior Secured Facilities Documentation shall contain provisions relating to “defaulting” Bank Lenders (including, provisions relating to the suspension of voting rights, reallocation of Revolving Commitments to “non-defaulting” Bank Lenders (but in no event beyond the Revolving Commitment of any such Bank Lender), rights to receive certain fees and assignment of Revolving Commitments of such Bank Lenders) consistent with the Senior Secured Precedent Documentation.

Cost and Yield Protection:	The Senior Secured Facilities Documentation shall contain customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Senior Secured Precedent Documentation; provided that shall only be payable by the Parent Borrower to the extent such costs would have been included if they would have been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities.

Voting:	The Senior Secured Facilities Documentation shall contain provisions for amendments and waivers with respect to the Senior Secured Facilities Documentation consistent with the Senior Secured Precedent Documentation. Subject to the following sentence, the Senior Secured Facilities Documentation may be amended in order to modify any provision relating to pro rata sharing of payments among the Bank Lenders with the consent of the applicable required Bank Lenders (or, in the case of pro rata sharing of payments, among the Revolving Lenders, with the consent of each Revolving Lender directly and adversely effected thereby). The Senior Secured Facilities Documentation may also be amended with the consent of Parent Borrower and the Administrative Agent (without the need to obtain the consent of the required Bank Lenders) (i) in order to effect such changes as may be necessary or appropriate in connection with the establishment of any Incremental Facilities, Extended Facilities or Refinancing Facilities and (ii) to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, (A) the Administrative Agent reasonably believes such amendment is required to give effect to the purpose, terms, and conditions of the Senior Secured Facilities Documentation or (B) the Bank Lenders shall have received at least five business days’ prior written notice thereof and the Administrative Agent shall not have received, within five business days of the date of such notice to the Bank Lenders, a written notice from the required Bank Lenders stating that the required Bank Lenders object to such amendment.

Notwithstanding the foregoing, (i) to the extent an amendment, waiver or other modification of the Senior Secured Facilities Documentation requires the vote of each lender directly and adversely affected thereby, such amendment, waiver or other modification shall not also require the consent of the required Bank Lenders and (ii) amendments, waivers or other modifications of the First Lien Leverage Ratio Covenant (and any component definitions as they relate thereto) including for purposes of testing pro forma compliance therewith, shall only require the approval of Revolving Lenders holding more than 50.0% of the aggregate amount of the Initial Revolving Commitments.

Non-Consenting Lenders:	The Senior Secured Facilities Documentation shall contain provisions permitting the Parent Borrower to replace or, if no Specified Event of Default exists, prepay the Loans and terminate the commitments of non-consenting Bank Lenders in connection with amendments, waivers or other modification requiring the consent of all Bank Lenders or of all Bank Lenders directly and adversely affected thereby; in each case so long as Bank Lenders holding more than 50.0% of the aggregate amount of the Loans and Revolving Commitments under the Senior Secured Facilities, or the applicable Class shall have consented thereto.

Assignments and Participations:	The Senior Secured Facilities Documentation shall contain provisions for assignments and participations consistent with the Senior Secured Precedent Documentation, which for the avoidance of doubt shall permit assignments to (a) the Equity Investors and their affiliates (other than the Parent Borrower and its subsidiaries) and (b) the Parent Borrower; in each case, subject to certain limitations consistent with the Senior Secured Precedent Documentation; provided, that no consent of the Parent Borrower shall be required if a Specified Event of Default (but with respect to any insolvency event of default, only with respect to Parent Borrower) exists. Assignments and participations to any Disqualified Institution and natural persons shall be prohibited under the Senior Secured Facilities Documentation; provided, that, in the case of participations, to the extent the Disqualified Lender list is made available to all Lenders or the existence of the list is publicized to all Lenders, Lenders are permitted to confirm with the Administrative Agent (and the Administrative Agent is permitted to confirm to Lenders without responsibility or liability) whether a potential participant is on the list. With respect to repurchases of Loans, such repurchases shall be permitted so long as at the time of any such repurchase, no Specified Event of Default shall exist. The Senior Secured Facilities Documentation will not require the Parent Borrower or an Affiliated Lender (defined in a manner consistent with the Senior Secured Precedent Documentation), as applicable, to make a “no MNPI” representation in connection with Parent Borrower repurchases or Affiliated Lender assignments and will require that parties thereto waive any potential claims arising from the Parent Borrower or the applicable Affiliated Lender being in possession of undisclosed information that may be material to a Lender’s decision to participate in such repurchase or assignment.

Expenses and Indemnification:	Consistent with the Senior Secured Precedent Documentation.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Paul Hastings LLP

ANNEX I TO EXHIBIT B

INTEREST AND CERTAIN FEES

Interest Rate Options:	Parent Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks”, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for Initial Term Loans be deemed to be less than 2.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means, with respect to the Initial Term Loans and the Initial Revolving Loans (including Initial Swingline Loans) 3.25% per annum in the case of ABR Loans, and 4.25% per annum in the case of Eurodollar Rate Loans.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent consented to by all relevant affected Bank Lenders, nine or twelve months (as selected by Parent Borrower) appearing on LIBOR01 Page published by Reuters; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate for Initial Term Loans be deemed to be less than 1.00% per annum.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	Parent Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.50% or, if the First Lien Leverage Ratio is less than 3.00 to 1.00, 0.375% per annum on the average daily unused portion of the Initial Revolving Facility (reduced by the amount of Letters of Credit issued and outstanding), payable on the last business day of each of January, April, July and October, commencing with the second such date to occur after the Closing Date and on the Initial Revolving Facility Termination Date. Swingline Loans shall, for purposes of the commitment fee calculations, not be deemed to be a utilization of the Revolving Facilities.

B-I-1

Letter of Credit Fees:	Parent Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the applicable Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among Bank Lenders participating in each applicable Revolving Facility and shall be payable quarterly in arrears and upon termination of the applicable Letter of Credit.

A fronting fee in an amount to be mutually agreed upon (but in any event not to exceed 0.125% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when a “payment” event of default under the Senior Secured Facilities Documentation exists, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Initial Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the prime rate) for actual days elapsed.

B-I-2

EXHIBIT C

Project Calculus

Senior Unsecured Bridge Facility

Summary of Terms

This Summary of Terms outlines the terms of the Senior Unsecured Bridge Facility referred to in the Commitment Letter, of which this Exhibit C is a part. Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is a part and in Exhibits A, B and D thereto.

1. PARTIES

Borrower:	Parent Borrower under the Initial Senior Secured Facilities (the “Parent Borrower”).

Guarantors:	All obligations of the Parent Borrower under the Senior Unsecured Bridge Facility will be jointly and severally guaranteed by each Guarantor under the Initial Senior Secured Facilities.

Administrative Agent:	JPMCB will act as the administrative agent for the Bridge Lenders (in such capacity, the “Bridge Administrative Agent”), and will perform the duties customarily associated with such role.

Lead Arrangers and Bookrunners:	J.P. Morgan, UBS, Jefferies, KeyBank and MSSF will act as lead arrangers (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and J.P. Morgan, UBSS, Jefferies, KBCM and MSSF will act as joint bookrunners (each in such capacity, a “Bookrunner” and, together the “Bookrunners”) together with any additional lead arranger or joint bookrunner appointed pursuant to Section 2 of the Commitment Letter, in each case for the Senior Unsecured Bridge Facility.

Lenders:	JPMCB, UBS, Jefferies, KeyBank and MSSF and other banks, financial institutions and other institutional lenders and investors, in each case, which are Qualified Institutions (collectively, the “Bridge Lenders”, together with the Bank Lenders, the “Lenders”).

2. TYPES AND AMOUNTS OF FACILITIES

Senior Unsecured Bridge Facility:	A senior unsecured increasing rate bridge facility (the “Senior Unsecured Bridge Facility”) in an aggregate principal amount of $500.0 million minus the aggregate principal amount of Senior Notes and/or Securities issued by the Parent Borrower on or prior to the Closing Date in accordance with the terms set forth in the Fee Letter (the loans thereunder, “Bridge Loans”).

Maturity:	All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Maturity Date”), which shall be extended as provided below. If any of the Bridge Loans have not been previously repaid in full on or prior to the Maturity Date, such Bridge Loans will be automatically converted into a senior unsecured term loan (each, an “Extended Bridge Loan”) due on the date that is the eight year anniversary of the Closing Date (the “Extended Maturity Date”). The date on which Bridge Loans are converted into Extended Bridge Loans is referred to as the “Conversion Date”. At any time and from time to time on or after the Conversion Date, at the option of the applicable Lender(s), the Extended Bridge Loans may be exchanged in whole or in part for senior unsecured exchange notes (each, an “Exchange Note”) having an equal principal amount and having the terms set forth in Annex II to Exhibit C; provided, that the Parent Borrower may defer each issuance of Exchange Notes until such time as the Parent Borrower shall have received requests to issue an aggregate of at least $125.0 million in principal amount of Exchange Notes.

Use of Proceeds:	The proceeds of the borrowings under the Senior Unsecured Bridge Facility (together with any proceeds from the issuance of any Senior Notes and/or Securities, if applicable) will be used, to finance in part the Transactions, for working capital needs, for general corporate purposes, and for any other purpose permitted under the Senior Unsecured Bridge Facility Documentation.

CERTAIN PAYMENT PROVISIONS

Interest Rates:	Interest on the Bridge Loans for the first 3-month period commencing on the Closing Date shall be payable at the Eurodollar Rate for Initial Term Loans (as defined in Annex I to Exhibit B, but in any event shall be deemed to be no less than 1% per annum) for U.S. dollars (for interest periods of one or three months (as selected by the Parent Borrower)) plus 725 basis points per annum (the “Initial Margin”). Thereafter, subject to the Total Cap (as defined below), interest shall be payable at the Eurodollar Rate for the interest period selected by the Parent Borrower plus the Bridge Applicable Margin (as defined below) and shall increase by 50 basis points at the beginning of each 3-month period, subsequent to the initial 3-month period, for so long as the Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin plus each 50 basis point increase described above, the “Bridge Applicable Margin”).

Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the outstanding Bridge Loans shall automatically and immediately begin to accrue interest at the Total Cap.

Notwithstanding anything to the contrary set forth herein, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Senior Unsecured Bridge Facility as the “Total Cap”.

Interest Payments:	Interest on the Bridge Loans will be payable on the last day of each relevant interest period.

Default Rate:	At any time when a “payment” event of default under the Senior Unsecured Bridge Facility Documentation exists, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Mandatory Prepayments:	The Parent Borrower will be required to prepay the Bridge Loans on a pro rata basis with 100% of the net cash proceeds from (i) the issuance of the Senior Notes and/or Securities; provided, that in the event any Bridge Lender or its affiliate of a Bridge Lender purchases debt securities from the Parent Borrower pursuant to a permitted securities demand at an issue price above the price at which such Bridge Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Parent Borrower thereof), the net cash proceeds received by the Parent Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Bridge Lender or affiliate (provided, that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Parent Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders; (ii) the issuance of any Refinancing Debt (to be defined) of the Senior Unsecured Bridge Facility by the Parent Borrower or any of its restricted subsidiaries; and (iii) any non-ordinary course asset sale or insurance or condemnation proceeds received by the Loan Parties, subject to the repayment in full of the Senior Secured Credit Facilities; in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) with exceptions, thresholds, levels and baskets substantially consistent with the Bridge Precedent Documentation, after giving effect to the Senior Unsecured Bridge Documentation Principles.

The Parent Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined in a manner substantially consistent with the Senior Secured Facilities Documentation; provided that the reference in clause (b) shall be to the “Senior Secured Facilities” and not the “Senior Notes or the Senior Unsecured Bridge Facility”) at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repayment, subject to the Bridge Precedent Documentation, after giving effect to the Senior Unsecured Bridge Documentation Principles.

Optional Prepayments:	Bridge Loans may be prepaid, in whole or in part, without premium or penalty, at the option of the Parent Borrower at any time upon three days’ prior notice, subject to reimbursement of Bridge Lenders’ breakage costs actually incurred in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Notwithstanding the foregoing, in the event of a Demand Failure Event, except as otherwise limited by the provisions set forth in the section of the Fee Letter entitled “Securities Demand”, the Bridge Loans shall be subject to the “Optional Redemption” provisions applicable to the Exchange Notes. Parent Borrower may rescind any notice of any optional prepayment prior to the date of such prepayment.

4. GUARANTEES, RANKING AND SECURITY

Guarantees:	The Guarantors shall jointly and severally guarantee all obligations of the Parent Borrower under the Senior Unsecured Bridge Facility on a senior basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Initial Senior Secured Facilities, other than any such release upon repayment or refinancing in full of the Initial Senior Secured Facilities. The Bridge Guarantees will rank equal in right with the guarantees of the Term Loan Facilities.

Ranking:	The Bridge Loans will rank equal in right of payment with the Initial Senior Secured Facilities and other senior indebtedness of the Parent Borrower (including, for the avoidance of doubt, the Extended Bridge Loans and the Exchange Notes).

Security:	None.

5. CERTAIN CONDITIONS

Initial Conditions:	The availability of the Senior Unsecured Bridge Facility on the Closing Date shall be subject only to the conditions set forth in Exhibit D, attached hereto.

On-going Conditions:	None.

6. DOCUMENTATION

Senior Unsecured Bridge Facility Documentation:

The definitive documentation for the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Facility Documentation”; together with the Senior Secured Facilities Documentation, the “Facilities Documentation”), shall initially be drafted by your counsel and shall contain terms and definitions consistent with those set forth in Exhibit C and, to the extent not specified in Exhibit C, shall be substantially consistent with that certain Indenture, dated as of May 29, 2013 (as amended, supplemented or otherwise modified through the date hereof, the “Bridge Precedent Documentation”; together with the Existing Credit Agreement and the Senior Secured Precedent Documentation, the “Precedent Documentation”) among Builders FirstSource, Inc., as the issuer, and Wilmington Trust, National Association, as trustee (and the related guarantee agreements, purchase agreements and/or underwriting agreements executed and/or delivered in connection therewith; provided, that the provisions of the Bridge Precedent Documentation related to security and the 103% call provisions shall not be applicable and collateral-related provisions customary for secured bonds will be modified to reflect the unsecured nature of the bonds in a manner to be agreed) and shall reflect the operational and strategic requirements of Parent Borrower and its subsidiaries (after giving effect to the Transactions) in light of its capitalization, size, business, industry and practices and the Parent Borrower’s proposed business plan, giving effect to the agency requirements of the Administrative Agent, or otherwise if mutually agreed upon. The Senior Unsecured Bridge Facility Documentation shall contain only those payments, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in Exhibit C, and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Bridge Precedent Documentation. This paragraph and the provisions herein are collectively referred to as the “Senior Unsecured Bridge Documentation Principles” (together with the Senior Secured Documentation Principles, the “Documentation Principles”).

Representations and Warranties:	The Senior Unsecured Bridge Facility Documentation will contain representations and warranties that are consistent with the Senior Secured Facilities Documentation, but in any event are no less favorable to the Parent Borrower and its subsidiaries than those in the Initial Senior Secured Facilities, including as to exceptions and qualifications and excluding, for the avoidance of doubt, any representations and warranties relating to the Collateral or any matter relating to the granting or the perfection of any security interest.

Covenants:	The Senior Unsecured Bridge Facility Documentation will contain such affirmative and negative covenants with respect to the Parent Borrower and its restricted subsidiaries that are consistent with the Senior Unsecured Bridge Documentation Principles and shall provide for the Leverage Based RP Basket (as defined in Exhibit B); it being understood and agreed that the covenants of the Bridge Loans (and the Extended Bridge Loans and the Exchange Notes) will be incurrence-based covenants (including those relating to restricted payments) customarily found in high yield indentures of comparable issuers (and consistent with the Bridge Precedent Documentation after giving effect to the Senior Unsecured Bridge Documentation Principles) and in any event will be no less favorable to the Parent Borrower than those contained in the Senior Secured Facilities Documentation and, for the avoidance of doubt, shall not include any covenants relating to the Collateral or any matter relating to the granting or the perfection of any security interest. Prior to the Maturity Date, the debt and lien incurrence and the restricted payment covenants of the Bridge Loans will be more restrictive than those of the Extended Bridge Loans and the Exchange Notes, as reasonably agreed by the Lead Arrangers and the Parent Borrower, and in any event will be no less favorable to the Parent Borrower than those contained in the Senior Secured Facilities Documentation.

Financial Covenants:	None.

Events of Default:	Consistent with the Senior Secured Facilities Documentation (and in no event more restrictive than those in the Senior Secured Facilities Documentation); provided, that the Senior Unsecured Bridge Facility Documentation shall not include any events of default relating to the Collateral, any matter relating to the granting or the perfection of any security interest or any breach of the financial covenant; provided, further, that there shall be a cross acceleration and cross payment default at stated final maturity to funded indebtedness having an outstanding principal amount exceeding $75.0 million.

Cost and Yield Protection:	The Senior Unsecured Bridge Facilities Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Senior Secured Facilities Documentation.

Assignments and Participations:

Bridge Lenders will have the right to assign Bridge Loans after the Closing Date without the consent of the Parent Borrower; provided, that prior to the date that is the one year anniversary of the Closing Date, and so long as a Demand Failure Event has not occurred and a Specified Event of Default shall not exist, the consent of the Parent Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Lenders (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans.

The Senior Unsecured Bridge Facility Documentation shall contain provisions for assignments and participations consistent with the Senior Secured Facilities Documentation.

Voting:	Amendments and waivers of the Senior Unsecured Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the outstanding Bridge Loans, except that (subject to certain exceptions substantially consistent with the Senior Unsecured Bridge Documentation Principles) (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or fees, (ii) extensions of the Maturity Date (except as provided under “Maturity” above), the Extended Maturity Date or the dates for payment of interest, (iii) additional restrictions on the right to exchange Extended Bridge Loans for Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, (v) releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Senior Unsecured Bridge Facility Documentation or the documentation governing the Senior Secured Facilities Documentation) and (vi) any reduction or waiver of the redemption price described under “Optional Redemption” above and (b) the consent of 100% of the Bridge Lenders will be required with respect to modifications to any of the voting percentages. Notwithstanding the foregoing, to the extent an amendment, waiver or other modification of the Senior Unsecured Bridge Facility Documentation requires the vote of each lender affected thereby, such amendment, waiver or modification shall not also require the approval of Bridge Lenders holding more than 50.0% of the outstanding Bridge Loans.

Expenses and Indemnification:	Consistent with the Senior Secured Facilities Documentation.

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent and the Lead Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX I TO EXHIBIT C

Extended Bridge Loans

Maturity:	The Extended Bridge Loans will mature on the date that is the eight-year anniversary of the Closing Date.

Interest Rate:	The Extended Bridge Loans will bear interest at an interest rate per annum (the “Extended Bridge Loan Interest Rate”) equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Parent Borrower and on the Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Consistent with the Bridge Loans.

Guarantees:	Consistent with the Bridge Loans.

Security:	None.

Documentation:	The Extended Bridge Loans will be governed by the provisions of the Senior Unsecured Bridge Facility Documentation and will have terms consistent with the Bridge Loans except as set forth herein.

Covenants, Defaults and Mandatory Prepayments:

Upon and after the Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, which shall require the Parent Borrower to offer to prepay at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of prepayment) and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Bridge Loans in lieu of the corresponding provisions of the Senior Unsecured Bridge Facility Documentation.

Optional Prepayment:	The Extended Bridge Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Parent Borrower at any time.

Governing Law and Forum:	New York.

C-I-1

ANNEX II TO EXHIBIT C

Exchange Notes

Issuer:	The Parent Borrower will issue the Exchange Notes under an indenture. The Parent Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”. In addition, if the Issuer is not a corporation, there shall at all times be a joint and several co-issuer of the Exchange Notes that is a corporation and is wholly-owned restricted subsidiary of the Issuer.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Bridge Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Bridge Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Bridge Loans to be exchanged for Exchange Notes will be $125.0 million.

Maturity:	The Exchange Notes will mature on the date that is the eight-year anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Consistent with the Bridge Loans and Extended Bridge Loans.

Guarantees:	Consistent with the Bridge Loans and Extended Bridge Loans.

Security:	None.

Offer to Purchase from Asset Sale Proceeds:

The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Bridge Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds of any non-ordinary course asset sale or insurance or condemnation proceeds received by the Loan Parties, subject to the repayment in full of the Senior Secured Credit Facilities or to holders of certain other indebtedness, with such proceeds being applied to the Extended Bridge Loans, the Exchange Notes, and the Senior Notes in a manner to be agreed, subject to other exceptions, thresholds, levels and baskets substantially consistent with the Bridge Precedent Documentation after giving effect to the Senior Unsecured Bridge Documentation Principles.

Offer to Purchase upon Change of Control:

The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a Change of Control at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates (“Affiliated Debt Funds”), and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”)), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

C-II-1

Optional Redemption:

Except as set forth in the next two succeeding paragraphs, the Exchange Notes will be non-callable until the date that is the third anniversary of the Closing Date. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to three-quarters of the coupon on such Exchange Note during the fourth year after the Closing Date, one-half of the coupon on such Exchange Note during the fifth year after the Closing Date and one-quarter of the coupon on such Exchange Note during the sixth year after the Closing Date, which call premiums shall decline to zero on the date that is the sixth anniversary of the Closing Date.

Prior to the date that is the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the date that is the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Exchange Notes on terms consistent with the Senior Unsecured Bridge Documentation Principles.

The optional redemption provisions will be otherwise customary for high yield transactions and substantially consistent with the Bridge Precedent Documentation after giving effect to the Senior Unsecured Bridge Documentation Principles. Prior to a Demand Failure Event, any Exchange Notes held by the Bridge Lenders or their respective affiliates (other than Affiliated Debt Funds) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Parent Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Senior Unsecured Bridge Documentation Principles.

Modification:	Consistent with the Senior Unsecured Bridge Documentation Principles.

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties. Unless the applicable exemptions from registration upon transfer of the notes contained in Rule 144A (or any successor provisions thereto) are materially curtailed (in the good faith determination of the Parent Borrower), no transfers will be permitted pursuant to Rule 144.

Documentation:	The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth herein.

Covenants:	Such affirmative and negative covenants with respect to the Parent Borrower and its restricted subsidiaries as are usual and customary for high yield financings of this type consistent with the Senior Unsecured Bridge Documentation Principles (but in any event no more restrictive than those in the Senior Secured Facilities Documentation).

Events of Default:	Consistent with the Senior Unsecured Bridge Documentations Principles (but in any event no more restrictive than those in the Senior Secured Facilities Documentation).

C-II-2

Governing Law and Forum:	New York.

C-II-3

EXHIBIT D

Project Calculus

Debt Facilities

Closing Conditions

The initial funding of the Initial Senior Secured Facilities and the Senior Unsecured Bridge Facility shall be subject to the satisfaction (or waiver by the Initial Lenders) of the following closing conditions (in each case, subject in all respects to the Certain Funds Provisions). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is a part and in Exhibits A, B and C thereto.

1. Each Loan Party to be party thereto shall have executed and delivered the Senior Secured Facilities Documentation and Senior Unsecured Bridge Facility Documentation on terms consistent with the Commitment Letter and the Administrative Agent shall have received:

a. customary legal opinions, customary evidence of authority, customary officer’s certificates, and good standing certificates (to the extent applicable) in the respective jurisdictions of organization of all Loan Parties; and

b. a certificate from the chief financial officer (or other financial officer reasonably acceptable to the Administrative Agent) of Parent Borrower, certifying that Parent Borrower and its restricted subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent, in substantially the form attached hereto as Annex I to Exhibit D.

2. The accuracy of the Specified Representations and the Specified Acquisition Agreement Representations.

3. Prior to or substantially concurrent with the initial funding contemplated by the Commitment Letter, the Refinancing shall have occurred.

4. Since December 31, 2012, there has not been any change, event, effect, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Delta Material Adverse Effect (as defined below).

“Delta Material Adverse Effect”: shall mean any change, event, circumstance, development or effect that, individually or in the aggregate with other changes, events, circumstances, developments or effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, Assets (as defined in the Delta Contribution Agreement), results of operations or condition (financial or otherwise) of the DPP Business (as defined in the Delta Contribution Agreement), taken as a whole, or (b) has materially impaired or materially delayed, or would reasonably be expected to materially impair or materially delay, the ability of Delta (as defined in the Delta Contribution Agreement) to consummate the transactions contemplated by the Delta Contribution Agreement, other than, in each case, to the extent any change, event, circumstance, development or effect that results from, arises out of or is related to (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C) prevailing interest rates or credit markets, or (D) the price of commodities or raw materials used in the DPP Business) (except to the extent the DPP Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (ii) local, regional, national or international conditions in any of the industries or markets in which the DPP Business is conducted (except to the extent the DPP Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (iii) changes in Law (as defined in the Delta Contribution Agreement) or IFRS (as defined in the Delta Contribution Agreement) or the interpretations thereof (except to the extent the DPP Business is materially disproportionately adversely affected by such changes relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (iv) the Excluded Assets (as defined in the Delta Contribution Agreement) or Retained Liabilities (as defined in the Delta Contribution Agreement), (v) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (except to the extent the DPP Business is materially disproportionately adversely affected by such acts, calamities or conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (vi) (A) any actions taken or required to be taken by Delta, JLL Holdco (as defined in the Delta Contribution Agreement), New-co (as defined in the Delta Contribution Agreement) or any of their Affiliates (as defined in the Delta Contribution Agreement) in connection with the obligations of the parties in Section 7.3 of the Delta Contribution Agreement or (B) the failure to take any action prohibited by Section 7.1 of the Delta Contribution Agreement, (vii) any failure to meet internal projections relating to the DPP Business or changes in credit ratings (it being understood that the underlying causes of the failure to meet such projections shall be taken into account in determining whether a Delta Material Adverse Effect has occurred, unless such causes are otherwise excepted under this paragraph) or (viii) the announcement or pendency of, or the taking of any action contemplated by, the Delta Contribution Agreement.

5. Since July 31, 2013, there has not been a Patheon Material Adverse Effect (as defined below).

“Patheon Material Adverse Effect”: means any fact or state of facts, circumstance, change, effect, occurrence or event that, individually or in the aggregate is or is reasonably expected to (i) be material and adverse to the business, operations, results of operations, assets (tangible or intangible), properties, capitalization, condition (financial or otherwise), liabilities (contingent or otherwise), obligations or privileges (whether contractual or otherwise) of the Company (as defined in the Patheon Arrangement Agreement) and its Subsidiaries (as defined in the Patheon Arrangement Agreement), taken as a whole; or (ii) prevent or materially delay the completion of the Arrangement (as defined in the Patheon Arrangement Agreement) by the Outside Date (as defined in the Patheon Arrangement Agreement) under the Patheon Arrangement Agreement, except in the case of clause (i) only, to the extent of any fact or state of facts, circumstance, change, effect, occurrence or event resulting from: (a) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operate; (b) any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, business or regulatory conditions or in national or global financial, capital, credit or currency markets; (c) any natural disaster or pandemic; (d) any adoption, proposal, implementation or change in Law (as defined in the Patheon Arrangement Agreement) or GAAP (as defined in the Patheon Arrangement Agreement) or the interpretation or application thereof; (e) the announcement or performance of the Patheon Arrangement Agreement, or the transactions contemplated hereby, or the consummation of the Arrangement; (f) the failure by the Company to achieve any internal or published projections, milestones, forecasts or estimates (it being understood that the causes underlying such failure may be taken into account in determining whether a Patheon Material Adverse Effect has occurred); or (g) any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in the market price or trading volume may be taken into account in determining whether a Patheon Material Adverse Effect has occurred), but, in the case of each of the foregoing (a) through (d), only to the extent such matter does not relate primarily to the Company and its Subsidiaries, taken as whole, or does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies and entities operating in the industries in which the Company and/or its Subsidiaries operate, and unless expressly provided in any particular section of the Patheon Arrangement Agreement, references in certain sections of the Patheon Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Patheon Material Adverse Effect” has occurred.

6. Prior to or substantially concurrent with the initial funding contemplated by the Commitment Letter, the Equity Contribution, as set forth in Exhibit A to the Commitment Letter, shall have been made.

7. The Acquisitions shall have been consummated or shall be consummated, substantially concurrently with the initial funding of the Initial Senior Secured Facilities and the Senior Unsecured Bridge Facility (or the Senior Notes and/or Securities, as the case may be), in all material respects in accordance with, the Delta Contribution Agreement, dated as of the date hereof, and the Patheon Arrangement Agreement, dated as of the date hereof, and no provision thereof shall have been amended or waived (including consents granted thereunder) in any respect that would be materially adverse to Lenders without the consent of the Initial Lenders; provided, that (i) any purchase price reduction shall not (in and of itself) be deemed to be materially adverse to the Lenders, (ii) any such reduction (x) to the purchase price of Delta will reduce the Holdings PIK Note on a dollar-for-dollar basis and (y) to the purchase price of Patheon shall be allocated to ratably reduce the Equity Contribution and the Bridge Facility (and, if applicable, the Senior Notes and/or Securities) in proportion to the actual percentages that the amount of the Equity Contribution and the Senior Unsecured Bridge Facility (and, if applicable, the Senior Notes and/or Securities) bear to the pro forma total capitalization of the Parent Borrower and its subsidiaries after giving effect to the Transactions), subject to maintaining the Minimum Equity Percentage, and (iii) any amendment to the definitions of “Delta Closing Date

Material Adverse Effect” or “Patheon Closing Date Material Adverse Effect” shall be deemed to be materially adverse to the Lenders. The Commitment Parties hereby acknowledge that they are satisfied with the Acquisition Agreements, dated as of the date hereof, and the disclosure schedules and exhibits thereto.

8. All fees due to the Commitment Parties and Lenders under the Term Sheets and the Fee Letter shall have been paid and any expenses due to the Commitment Parties under the Commitment Letter incurred prior to the Closing Date shall have been paid, in each case, substantially concurrently with the initial funding contemplated by the Commitment Letter. Notwithstanding anything to the contrary, the only expenses required to be paid on the Closing Date, the payment of such expenses being a condition to the initial funding of the Debt Facilities, are such expenses required to be reimbursed under the Commitment Letter and to the extent invoiced at least two business days prior to the Closing Date.

9. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Parent Borrower as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is at the end of Patheon’s or Delta’s fiscal year) prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting and which fiscal quarters or fiscal years, as applicable, with respect to each of Patheon and Delta, need not end on the same date., it being understood and agreed that Delta financial information required for such pro forma financial statements will be converted into US GAAP for purposes of the customary offering memorandum.

10. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Patheon for the 2011 and 2012 fiscal years and each subsequent fiscal year ended at least 90 days before the Closing Date, which financial statements will be audited and prepared in accordance with GAAP (it being understood that the Commitment Parties have received such audited financial statements for fiscal years ended 2011 and 2012) and (b) unaudited consolidated balance sheets, related statements of income and related statements of cash flows of Patheon for each fiscal quarter ended after July 31, 2013 and 45 days or more prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year and it being understood that the Commitment Parties have received such unaudited financial statements for the fiscal quarter ended July 31, 2013).

11. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Delta for the 2011 and 2012 fiscal years and each subsequent fiscal year ended at least 90 days before the Closing Date, which financial statements will be audited and prepared in accordance with IFRS and (b) unaudited consolidated balance sheets, related statements of income and related statements of cash flows of Delta for each fiscal quarter ended on or after June 30, 2013 and 60 days or more prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year and it being understood that the Commitment Parties have received such unaudited financial statements for the fiscal quarters ended June 30, 2013 and September 30, 2013 and such financial information need only be presented for the period commencing at the start of such fiscal year to the end of such fiscal year).

12. With respect to the Senior Unsecured Bridge Facility, (a) investment banks (the “Investment Banks”) shall have been engaged to privately place the Senior Notes pursuant to the engagement letter dated the date hereof among the Investment Banks and the Parent Borrower, and you shall have made commercially reasonable efforts to provide the Investment Banks with (i) a customary preliminary offering memorandum containing (A) all customary information (other than a “description of notes” and information customarily provided by the Investment Banks or their counsel or advisors), including financial statements referred to in Paragraphs 10 and 11 above (other than pro forma financial statements which are described below), business and other financial data of the type and form that are customarily included in Rule 144A high yield debt offerings, it being understood that none of such information needs to include, consolidating financial statements, separate subsidiary financial statements, other financial statements and data that would be required by Sections 3-09, 3-10 or 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation, or related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions, but would include customary summary guarantor and non-guarantor information) and (B) pro forma financial statements referred to in Paragraph 9 above and (ii) other financial data reasonably necessary for the Investment Banks to receive customary “comfort” letters from the independent accountants of Patheon and Delta in connection with the offering of the Notes (including drafts of such “comfort” letters, which such accountants are prepared to issue upon completion of customary procedures) and (b) the Investment Banks shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive days upon receipt of the information described in clause (a) of this paragraph to seek to place the Notes with qualified purchasers thereof; provided, that (i) if the Marketing Period has not been completed on or prior to December 16, 2013, then it will not commence until after January 6, 2014, and (ii) November 27, 2013 through December 1, 2013 shall not be deemed to be days for purpose of the “Marketing Period”. If Parent Borrower shall in good faith reasonably believe that it has delivered the preliminary offering memorandum together with the information and data required to be delivered pursuant clause (a) of this paragraph, Parent Borrower may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Parent Borrower shall be deemed to have satisfied its requirements under clause (a) of this paragraph on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arrangers in good faith reasonably believe that the Parent Borrower has not delivered the preliminary offering memorandum together with the information and data required to be delivered pursuant clause (a) of this paragraph and, within two business days after their receipt of such notice from Parent Borrower, the Lead Arrangers deliver a written notice to Parent Borrower to that effect (stating with specificity which information that is required to satisfy the Parent Borrower’s requirements under clause (a) of this paragraph has not been delivered).

13. The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided, that any requests for such information shall have been received by Parent Borrower at least ten business days prior to Closing Date.

14. Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered by the relevant Loan Parties and, if applicable, be in proper form for filing (or reasonably satisfactory arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisitions).

SOLVENCY CERTIFICATE

[Date]

This solvency certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [        ] of the credit agreement, dated as of [                    ] among [                    ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                     [chief financial officer] [specify other officer with equivalent duties] of Parent Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY that as of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans, it is my opinion that:

(a) The fair value of the assets or properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of Parent Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of Parent Borrower and its subsidiaries, on a consolidated basis.

(b) The present fair saleable value of the assets or properties of Parent Borrower and its subsidiaries, on a consolidated basis (on a liquidation or sum-of-parts basis, whichever is greater), is not less than the amount that will be required to pay the probable liability of Parent Borrower and its subsidiaries on their debts as they become absolute and matured.

(c) Parent Borrower and its subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

(d) Parent Borrower and its subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Parent Borrower and its subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital.

(e) For purposes of this Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

(f) In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Parent Borrower and its subsidiaries after consummation of the Transactions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned capacity as [chief financial officer] [specify other officer with equivalent duties] of Parent Borrower, and not individually, as of the date first written above.

By:
Name:
Title: